EXHIBIT 10.1

REVOLVING CREDIT AGREEMENT

DATED AS OF November 4, 2004

among

FOUNDATION CAPITAL RESOURCES, INC.,
as Borrower,

ONE CAPITAL ADVISORS, LLC,

as Manager

and

KEYBANK NATIONAL ASSOCIATION

and

THE OTHER BANKS WHICH ARE A
PARTY TO THIS AGREEMENT,
as Banks

and

KEYBANK NATIONAL ASSOCIATION,
as Agent

and

WELLS FARGO FOOTHILL, INC.
as Syndication Agent

and

KEYBANC CAPITAL MARKETS,
as Sole Lead Arranger

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(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

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EXHIBITS AND SCHEDULES

EXHIBIT A -	FORM OF NOTE
EXHIBIT B -	FORM OF REQUEST FOR LOAN
EXHIBIT C -	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D -	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT E -	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

SCHEDULE 1	-	BANKS AND COMMITMENTS
SCHEDULE 1.1	-	EXCLUDED MORTGAGE LOANS
SCHEDULE 1.2	-	INITIAL MORTGAGE LOANS
SCHEDULE 1.3	-	OREO AND NON-PERFORMING MORTGAGE LOANS
SCHEDULE 6.7	-	LITIGATION
SCHEDULE 6.14	-	AFFILIATE TRANSACTIONS
SCHEDULE 6.17	-	SUBSIDIARIES OF THE BORROWER

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REVOLVING CREDIT AGREEMENT

          This REVOLVING CREDIT AGREEMENT is made as of the 4th day of November, 2004 by and among FOUNDATION CAPITAL RESOURCES, INC. (the "Borrower"), a Georgia corporation, KEYBANK NATIONAL ASSOCIATION, a national banking association ("KeyBank"), WELLS FARGO FOOTHILL, INC., a California corporation ("WFF"), HARRIS TRUST AND SAVINGS BANK, an Illinois state chartered bank ("Harris"), and BANK MIDWEST, N.A., a national banking association ("Midwest"), the other lending institutions which may become parties hereto pursuant to §18 (the "Banks"), KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent for the Banks (the "Agent") and WELLS FARGO FOOTHILL, INC., a California corporation, as Syndication Agent ("Syndication Agent").

RECITALS

          WHEREAS, the Borrower has requested that the Banks make available to it a revolving credit facility; and

          WHEREAS, the Banks are willing to make such revolving credit facility available to Borrower upon the terms and conditions contained herein;

          NOW, THEREFORE, in consideration of the terms and conditions herein, the parties hereto hereby agree as follows:

1.          DEFINITIONS AND RULES OF INTERPRETATION.

          1.1          Definitions.

          The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

          Actual Loan Loss Reserve Balance. The actual loan loss reserve determined in accordance with generally accepted accounting principles reported on Borrower's balance sheet.

          Adjusted EBITDA. With respect to Borrower on a consolidated basis with its Subsidiaries for any period, the Interest Income for such period less (i) the Management Fees paid to Manager for such period and (ii) the Loan Loss Reserve for such period.

          Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member's interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person. Notwithstanding the foregoing, "Affiliates" shall not included the Assemblies of God U.S.A. and any of its subsidiary or related companies or agencies including, without limitation, Assemblies of God Financial Services Group, Assemblies of God Loan Services and Assemblies of God Foundation.

          Agent. KeyBank, acting as agent for the Banks, its successors and assigns.

          Agent's Head Office. The Agent's head office located at 127 Public Square, Cleveland, Ohio 44114, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Banks.

          Agent's Special Counsel. Morris, Manning & Martin, LLP or such other counsel as may be approved by the Agent.

          Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

          Appraisal. With respect to each Mortgage Loan, an appraisal of the value of the Mortgage Loan Collateral therefor, determined on a fair value basis, performed by an independent appraiser approved by the Borrower who is not an employee of the Mortgage Loan Obligor, the Agent or a Bank, the form and substance of such appraisal and the identity of the appraiser to be in compliance with all regulatory laws and policies (both regulatory and internal) applicable to the Borrower and otherwise reasonably acceptable to the Agent.

          Appraised Value. The fair value of a parcel of Mortgage Loan Collateral determined by the most recent Appraisal of such parcel or update obtained pursuant to §7.16(e), subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Borrower or the Agent.

          Arranger. KeyBanc Capital Markets.

          Assignment of Hedge. An Assignment of Hedge Agreement, made by the Borrower to the Agent for the benefit of the Banks pursuant to which the Interest Rate Contract described in §7.13 is pledged as security for the Obligations, as the same may be modified or amended, such assignment to be in form and substance satisfactory to the Agent, and any consents, acknowledgments or financing statements that may be delivered in connection therewith as required by Agent.

          Average Invested Assets. For any period, the average of the aggregate book values of the assets of the Borrower invested, directly or indirectly, in the Mortgage Loans (or an interest in the Mortgage Loans) and the Excluded Mortgage Loans, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

          Balance Sheet Date. June 30, 2004.

          Banks. KeyBank, the other Banks which are a party to this Agreement and any other Person who becomes an assignee of any rights of a Bank pursuant to §18.

          Base Rate. The greater of (a) the variable annual rate of interest announced from time to time by Agent at Agent's Head Office as its "prime rate" or (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate (rounded upwards, if necessary, to the next one-eighth of one percent). The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

          Base Rate Loans. Those Loans bearing interest calculated by reference to the Base Rate.

          Bond-Collateralized Loan. Each loan made by the Borrower to a Mortgage Loan Obligor secured by the pledge of Bonds issued by and held in the name of such Mortgage Loan Obligor, and providing Borrower a first priority lien on or security title to the Bonds.

          Bonds. The first mortgage serial bonds of a Mortgage Loan Obligor, the repayment of which is secured by a first priority lien on or security title to the real property owned by such Mortgage Loan Obligor, which are pledged to secure Bond Collateralized Loans.

          Bond Trustee. Reliance Trust Company, or any other Person acting as Trustee with respect to a Bond-Collateralized Loan.

          Borrower. As defined in the preamble hereto.

          Borrowing Base. At any time with respect to the Borrower, the Borrowing Base shall be the amount which is not greater than fifty percent (50%) of the sum of the book values of the Qualifying Mortgage Loans. To the extent a Mortgage Loan ceases to be a Qualifying Mortgage Loan or there is a violation of any of the Borrowing Base limitations described in §9.1(c) below, the non-compliant Mortgage Loan shall be automatically removed from the Borrowing Base.

          Borrowing Base Adjusted EBITDA. For any period, the Adjusted EBITDA calculated only with respect to Qualifying Mortgage Loans included in the Borrowing Base. For purposes of calculating the Borrowing Base Adjusted EBITDA, the Management Fee and the Loan Loss Reserve shall be allocated on a prorata basis to Qualifying Mortgage Loans.

          Business Day. Any day on which banking institutions located in the same city and state as the Agent's Head Office are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

          CDF. Church Development Fund, a California non-profit corporation.

          CDF Mortgage Loans. The Mortgage Loans identified on Schedule 1.2 attached hereto that are serviced by CDF.

          Change of Control. A Change of Control shall exist upon the occurrence of one or more of the following:

(a)	A. J. Braswell shall cease to hold the position of chief executive officer of the Borrower or the Manager; or

(b)	Manager shall cease to be the sole manager of the Borrower.

          Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

          Code. The Internal Revenue Code of 1986, as amended.

          Collateral. All of the property, rights and interests of the Borrower or any of its Subsidiaries which are or are intended to be subject to the security interests, liens and collateral assignments created by the Security Documents, including, without limitation, the Mortgage Loans.

          Collateral Agency Agreement. That certain Collateral Agency Agreement dated of even date herewith by and among Borrower, Agent for the benefit of the Banks, and the Collateral Agent, as subsequently modified or amended, such agreement to be in form and substance satisfactory to Agent.

          Collateral Agent. Commonwealth Land Title Insurance Company and its affiliated companies, or any successor thereto appointed by Agent.

          Collateral Assignment. The Collateral Assignment of Documents, Rights and Claims dated of even date herewith, made by Borrower in favor of Agent for the benefit of the Banks, pursuant to which all of the Mortgage Loans shall be collaterally assigned as security for repayment of the Obligations, as subsequently supplemented, modified or amended, such collateral assignment to be in form and substance satisfactory to Agent, and any consents, acknowledgements or financing statements that may be delivered in connection therewith, as required by Agent.

          Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's Commitment to make or maintain Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

          Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

          Compliance Certificate. See §7.4(e).

          Compound Bond-Collateralized Loan. A Bond-Collateralized Loan in which the Bond accrues interest rather than making periodic interest payments, and the face amount of such Bond at its maturity is greater than the face amount at its issuance.

          Consolidated or combined. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, consolidated or combined in accordance with generally accepted accounting principles.

          Consolidated Tangible Net Worth. The amount by which Consolidated Total Adjusted Asset Value exceeds Consolidated Total Liabilities, and less the sum of:

          (a)          the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

          (b)          all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date; plus

          (c)          all amounts representing minority interests which are applicable to third parties.

          Consolidated Total Adjusted Asset Value. The sum of all assets of the Borrower and its Subsidiaries determined on a Consolidated basis. The assets of the Borrower and its Subsidiaries on the consolidated financial statements of the Borrower and its Subsidiaries shall be adjusted to reflect the Borrower's allocable share of such asset, for the relevant period or as of the date of determination, taking into account (a) the relative proportion of each such item derived from assets directly owned by the Borrower and from assets owned by its Subsidiaries, and (b) the Borrower's respective ownership interest in its Subsidiaries.

          Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a Consolidated basis and all Indebtedness of the Borrower and its Subsidiaries, whether or not so classified.

          Construction Loan. Shall mean a short-term loan (12 to 18 months maturity) made to finance new construction of improvements typically payable on an interest-only basis with principal due in full at maturity.

          Conversion Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

          Debt Certificates. Certificates of indebtedness or subsequent series issued by Foundation Capital Resources, Inc. pursuant to the Second Amended and Restated Trust Indenture between Foundation Capital Resources, Inc. and Reliance Trust Company.

          Default. See §12.1

          Delinquent Bank. See §14.5(c).

          Directions. See §27.

          Distribution. With respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person other than dividends or distributions payable solely in equity securities of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, partners or other owners as such; or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person.

          Dollars or $. Dollars in lawful currency of the United States of America.

          Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

          Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted or combined in accordance with §4.1.

          Eligible Assignee: (i) Any Bank; (ii) any commercial bank, savings bank, savings and loan association or similar financial institution which (A) has total assets of Five Billion Dollars ($5,000,000,000) or more, (B) is "well capitalized" within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (C) in the sole judgment of the Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (D) in the sole judgment of the Agent, is operationally and procedurally able to meet the obligations of a Bank hereunder to the same degree as a commercial bank; (iii) any insurance company in the business of writing insurance which (A) has total assets of Five Billion Dollars ($5,000,000,000) or more (B) is "best capitalized" within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (C) meets the requirements set forth in subclauses (C) and (D) of clause (ii) above; and (iv) any other financial institution having total assets of Five Billion Dollars ($5,000,000,000) or more (including a mutual fund or other fund under management of any investment manager having under its management total assets of Five Billion Dollars ($5,000,000,000) or more) which meets the requirement set forth in subclauses (C) and (D) of clause (ii) above; provided that each Eligible Assignee must (w) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time and (z) not be the Borrower or an Affiliate of the Borrower.

          Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

          Environmental Laws. Collectively, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control, or any state or local statute, regulation, ordinance, order or decree relating to the environment.

          Equity Offering. The issuance and sale by the Borrower of any equity securities of the Borrower.

          ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

          ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

          Event of Default. See §12.1.

          Excluded Mortgage Loans. The loans described on Schedule 1.1 attached hereto and by this reference incorporated herein and any other loans which have been pledged by the Borrower to secure the repayment of the Permitted Indebtedness.

          Facility Interest Expense. For any period, Interest Expense with respect to the Loans only.

          Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent. Any change in the Federal Funds Effective Rate shall become effective as of the opening of business on the day on which such change in the Federal Funds Effective Rate becomes effective, without notice or demand of any kind.

          Funds Available for Distribution. Consolidated net income (loss) of the Borrower and its Subsidiaries before extraordinary items, computed in accordance with generally accepted accounting principles, plus, to the extent deducted in determining net income (loss) and without duplication, (i) gains (or losses) from debt restructuring and sales of Mortgage Loans, (ii) non-recurring charges, (iii) real estate related depreciation, amortization and other non-cash charges, and (v) amortization of organizational expenses.

          generally accepted accounting principles. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

          Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

          Hazardous Substances. Collectively, any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

          Indebtedness. All obligations, contingent and otherwise that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, but without any double counting, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect (including, without limitation, any obligations evidenced by bonds, debentures, notes or similar debt instruments); (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner, through indemnity or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (d) all obligations with respect to letters of credit or similar instruments issued by a Person; (e) all subordinated debt; (f) all indebtedness, obligations or other liabilities under or with respect to (i) interest rate swap, collar, cap or similar agreements providing interest rate protection and (ii) foreign currency exchange agreements; (g) current liabilities of a Person incurred in the ordinary course of business including credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services; and unfunded loan commitments.

          Initial Mortgage Loans. The Mortgage Loans described on Schedule 1.2 attached hereto and by this reference incorporated herein, which shall be pledged to Agent for the benefit of the Banks as of the Closing Date pursuant to the Collateral Assignment.

          Interest Expense. For any period, the sum of all interest due and payable by Borrower and its Subsidiaries on a consolidated basis during such period (including the amortization of debt discounts and the amortization of all fees payable in connection with the incurrence of such Indebtedness).

          Interest Income. For any period, the gross interest income and fees received by Borrower from Mortgage Loans.

          Interest Payment Date. As to each Base Rate Loan, the first day of each calendar month during the term of such Base Rate Loan, and as to each LIBOR Rate Loan, the first day of each calendar month during the term of such LIBOR Rate Loan and the last day of the Interest Period relating thereto.

          Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such Loan (which shall be a LIBOR Business Day) and ending one, two or three months thereafter, to the extent deposits with such maturities are available to Agent, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (1)          if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall end and the next Interest Period shall commence on the next succeeding LIBOR Business Day as determined conclusively by the Agent in accordance with the then current bank practice in the London Interbank Market, unless the result would be that such Interest Period would be extended to the next succeeding calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

          (2)          if any Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month;

          (3)          if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto; and

          (4)          no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

          Interest Rate Contracts. Interest rate swap, collar, cap or similar agreements providing interest rate protection.

          Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term "Investment" shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) any Mortgage Loans, (iii) any investments in commercial mortgage backed securities originated by Borrower, or (iv) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

          LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

          LIBOR Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

          LIBOR Rate. As applicable to any Interest Period for any LIBOR Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of one percent) as determined on the basis of the offered rates for deposits in Dollars as shown in Dow Jones Markets (formerly Telerate) (Page 3750) as of 11:00 a.m. London time on the day that is two (2) LIBOR Business Days preceding the first day of such Interest Period, with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount of such LIBOR Rate Loan to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index. In the event that Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined and the provisions of §4.6 shall apply. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Agent, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

          LIBOR Rate Loans. Loans bearing interest calculated by reference to a LIBOR Rate.

          Loan Documents. This Agreement, the Notes, the Security Documents, the Collateral Agency Agreement and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loans.

          Loan Loss Reserve. With regard to the Borrower for any period, a reserve in the amount of one percent (1%) of the sum of the following amounts shown on the Borrower's balance sheet for such period: (i) "Loans Receivable" plus (ii) "Held-to-Maturity Securities" plus (iii) OREO held by the Borrower for sale.

          Loan Request. See §2.5.

          Loans. See §2.1.

          Lockbox. As defined in the Lockbox Agreement.

          Lockbox Agreement. That certain Lockbox Account Agreement dated of even date herewith by and between Borrower and Agent for the benefit of the Banks, as subsequently modified or amended, pursuant to which Interest Income and other payments on the Mortgage Loans shall be deposited by the Mortgage Loan Obligors in the Lockbox and subsequently disbursed to the Borrower upon satisfaction of the conditions contained therein.

          Majority Banks. As of any date, any Bank or collection of Banks whose aggregate Commitment Percentage is more than fifty percent (50%); provided, that, in determining said percentage at any given time, all then existing Delinquent Banks will be disregarded and excluded and the Commitment Percentages of the Banks shall be re-determined for voting purposes only to exclude the Commitment Percentages of such Delinquent Banks.

          Management Agreement. That certain Foundation Capital Resources, Inc. Second Amended and Restated REIT Management Agreement dated April 12, 2004, between the Borrower and One Capital Advisors, LLC (the "Manager").

          Management Fee. The monthly management fee paid by the Borrower to the Manager pursuant to the Management Agreement, which shall never exceed the sum of (i) one and one-fourth percent (1.25%) times the Borrower's Average Invested Assets as of the beginning of each month divided by 12, plus (ii) three-tenths percent (0.3%) times the Borrower's cash and cash equivalents as of the beginning of each month divided by 12.

          Maturity Date. November 4, 2008, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

          Mortgage. With respect to each Mortgage Loan, each mortgage, deed of trust or deed to secure debt, as applicable in the particular jurisdiction, which creates the first priority lien on the Mortgage Loan Collateral in favor of Borrower as security for the repayment of such Mortgage Loan.

          Mortgage Assignment. With respect to each Mortgage Loan (excluding Bond-Collateralized Loans), a transfer and assignment of the Mortgage with respect thereto from Borrower executed in blank, in recordable form for the applicable jurisdiction.

          Mortgage Loan. Each Construction Loan, permanent loan, interim loan, line of credit loan, Bond-Collateralized Loan or other real property secured loan made by Borrower to a Mortgage Loan Obligor, whether originated with the intent to hold to maturity or to be incorporated into a securitization transaction. The defined term "Mortgage Loan" shall include any CDF Mortgage Loan, but exclude any Excluded Mortgage Loan.

          Mortgage Loan Collateral. With respect to each Mortgage Loan, the real property, improvements, fixtures, personalty, insurance policies, accounts, escrows and any other collateral pledged by the Mortgage Loan Obligor to Borrower as security for such Mortgage Loan pursuant to the applicable Mortgage. With respect to Bond-Collateralized Loans, Mortgage Loan Collateral shall include the Bonds.

          Mortgage Loan Collateral Documents. With respect to each Mortgage Loan, the original Mortgage Loan Note, an original allonge to each Mortgage Loan Note duly executed in blank by Borrower, the original Mortgage, the original Mortgage Assignment, and for Bond-Collateralized Loans, an original assignment of the loan, pledge and security agreement and the control agreement for the pledged Bonds duly executed in blank by Borrower. The Mortgage

Loan Collateral Documents shall be delivered to the Collateral Agent as provided in Section 11.7.

          Mortgage Loan Documents. With respect to each Mortgage Loan, collectively, all of the documents evidencing, guaranteeing, securing or otherwise relating to such Mortgage Loan, as any of the foregoing may be modified, amended, supplemented, restated or renewed from time to time, including, without limitation, the following documents:

(i)	Mortgage Loan Note;

(ii)	Mortgage and related security agreement, fixture filing and financing statement;

(iii)	With respect to each Bond-Collateralized Loan, the loan, pledge and security agreement with respect to the Bonds, and the control agreement; and

(iv)	With respect to each CDF Mortgage Loan, the applicable participation or servicing agreement with CDF.

          Mortgage Loan Note. With respect to each Mortgage Loan, the negotiable promissory note, bond or other debt instrument made by the Mortgage Loan Obligor in favor of Borrower.

          Mortgage Loan Obligor. With respect to each Mortgage Loan, the church, college, school, other non-profit organization or other Person obligated to make the scheduled payments of principal, interest and other amounts due under the Mortgage Loan Documents, including, without limitation, any guarantor of such Mortgage Loan.

          Mortgage Loan Qualification Documents. With respect to each Mortgage Loan, each of the following items:

(i)	the original Mortgage Loan Note, together with an original allonge to such Mortgage Loan Note duly executed in blank by the Borrower ;

(ii)

with respect to each Bond-Collateralized Loan, an original assignment of the loan, pledge and security agreement and the control agreement for the pledged Bonds, duly executed in blank by the Borrower;

(iii)

the Collateral Assignment, or with respect to the Mortgage Loans closed by the Borrower after the Closing Date, a duly executed and delivered modification to the Collateral Assignment adding such Mortgage Loan to the Collateral;

(iv)	a duly executed and delivered Mortgage Assignment, if applicable;

(v)	the original counterparts of the other Mortgage Loan Documents, or the original recorded counterpart upon return from recording or filing;

(vi)

with respect to each Mortgage Loan other than Bond Collateralized Loans, a favorable legal opinion of counsel to the Mortgage Loan Obligor qualified to practice in the State in which the Mortgage Loan Collateral is located, addressed to the Borrower, as to the enforceability of the Mortgage Loan Documents;

(vii)	the Appraisal or estimate of value, Survey, Surveyor Certification and Title Policy for the Mortgage Loan Collateral, as required by Borrower's internal policies; and

(viii)

for any Mortgage Loan of $5,000,000 or greater made subsequent to the date of this Agreement, a Phase I environmental site assessment report concerning Hazardous Substances and asbestos on the Mortgage Loan Collateral dated or updated not more than six (6) months prior to the inclusion of such Mortgage Loan in the Collateral, from an environmental engineer acceptable to the Borrower, such report to contain no material qualifications.

          MSA. A "Metropolitan Statistical Area" as identified by the United States Bureau of the Census.

          Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

          Net Offering Proceeds. The gross cash proceeds received by the Borrower as a result of an Equity Offering less the customary and reasonable costs, fees, expenses, underwriting commissions and discounts incurred by the Borrower in connection therewith.

          Non-Performing Assets. All Non-Performing Mortgage Loans and OREO.

          Non-Performing Mortgage Loan. A Mortgage Loan that does not constitute a Performing Mortgage Loan, or is more than ninety (90) days past due or is on a non-accrual basis.

          Notes. See §2.3.

          Notice. See §19.

          Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Banks and the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

          OREO. Mortgage Loan Collateral acquired by the Borrower pursuant to foreclosure proceedings, deed in lieu of conveyance of foreclosure or a similar conveyance transaction as the result of a defaulted Mortgage Loan.

          Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

          PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

          Performing Mortgage Loan. A Mortgage Loan with respect to which the Mortgage Loan Obligor has met all of the terms and conditions set forth in the Mortgage Loan Documents and no default or event, which with the passage of time or giving of notice, or both, might constitute a default, exists and has continued for more than 30 days under such Mortgage Loan Documents.

          Permitted Indebtedness. Collectively the Debt Certificates of Borrower now outstanding and hereafter issued in the face principal amount of up to $30,000,000 and the $5,000,000 aggregate lines of credit from [Bank Plus], provided the total Permitted Indebtedness shall not exceed $30,000,000.

          Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

          Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

          Qualifying Mortgage Loan. A Mortgage Loan with respect to which each and all of the following conditions and requirements have been met as evidenced by written certification delivered by Borrower to Agent:

(i)	Collateral Agent shall have received the Mortgage Loan Collateral Documents, all of which remain in full force and effect.

(ii)

Each of the Mortgage Loan Documents evidencing, securing or otherwise relating to the Mortgage Loan shall have been executed by the Mortgage Loan Obligor and shall be legal, valid and binding on and enforceable against the Mortgage Loan Obligor.

(iii)

The making of such Mortgage Loan by Borrower was in all material respects in compliance with and was not in material violation of Borrower's standard underwriting guidelines and criteria, as approved by Agent, and any applicable law.

(iv)

Based on the Appraised Value of the Mortgage Loan Collateral for such Mortgage Loan, the loan to value ratio of such Mortgage Loan shall not be greater than eighty-five percent (85%), unless such Mortgage Loan is guaranteed by a credit party acceptable to the Requisite Banks, and the Mortgage Loan Collateral shall not have any material title, survey, environmental, entitlement/zoning issues or other defects.

(v)	The Mortgage Loan is a Performing Mortgage Loan.

(vi)	The representations and warranties in §6.24 shall be true and correct with respect to such Mortgage Loan.

(vii)	The Mortgage Loan Documents shall be free and clear of all Liens other than the lien in favor of Agent pursuant to the Collateral Assignment.

          Agent and the Banks acknowledge and agree that all of the Initial Mortgage Loans shall constitute Qualifying Mortgage Loans on the Closing Date.

          Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.

          Register. See §18.2.

          REIT Status. With respect to the Borrower, its status as a real estate investment trust as defined in §856(a) of the Code.

          Requisite Banks. As of any date, any Bank or collection of Banks whose aggregate Commitment Percentage is greater than or equal to sixty-six and two-thirds percent (66 2/3%); provided, that, in determining said percentage at any given time, all then existing Delinquent Banks will be disregarded and excluded and the Commitment Percentages of the Banks shall be redetermined for voting purposes only, to exclude the Commitment Percentages of such Delinquent Banks.

          Reserve Percentage. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

          SEC. The federal Securities and Exchange Commission.

          Security Agreement. That certain Security Agreement dated of even date herewith, made by Borrower in favor of Agent, as the same may be modified or amended hereafter.

          Security Documents. The Collateral Assignment, the Security Agreement, the Lockbox Agreement, the Subordination of Management Agreement, the Assignment of Hedge Agreement, and any further collateral assignments or security agreements to the Agent for the benefit of the

Banks, including, without limitation, UCC-1 financing statements executed and delivered in connection therewith.

          Short-term Investments. Investments described in subsections (a)(i) through (vii), inclusive, of §8.3.

          State. A state of the United States of America.

          Subordination of Management Agreement. That certain Subordination of Management Agreement dated of even date herewith, from Borrower and Manager in favor of Agent, as the same may be modified or amended from time to time, pursuant to which Borrower and Manager shall consent to the subordination of the Manager's rights to the rights of Agent.

          Subsidiary. Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding Voting Interests.

          Survey. An instrument survey of the real property Mortgage Loan Collateral prepared by a registered land surveyor duly licensed in the State in which such real property Mortgage Loan Collateral is located which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the corresponding Title Policy for such Mortgage Loan Collateral, shall show that all buildings and structures are within the lot lines and shall not show any material encroachments by others, shall show rights of way, adjoining sites, establish building lines and street lines, the distance to, and names of the nearest intersecting streets and such other details as Borrower may require; shall show the zoning district or districts in which the Mortgage Loan Collateral is located and shall show whether or not the real property Mortgage Loan Collateral is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law, and shall otherwise be in form and substance satisfactory to the Borrower.

          Surveyor Certification. With respect to each parcel of Mortgage Loan Collateral, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated within ninety (90) days of the closing date of such Mortgage Loan, and containing such information relating to such parcel as the Borrower or the Title Insurance Company may reasonably require, such certificate to be satisfactory to Borrower in form and substance.

          Title Insurance Company. A nationally recognized title insurance company or companies approved by the Borrower to issue Title Policies with respect to the Mortgage Loans.

          Title Policy. With respect to each parcel of Mortgage Loan Collateral, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent form of or legally promulgated form of mortgagee title insurance policy acceptable to the Borrower) issued by a Title Insurance Company (with such reinsurance or coinsurance as the Borrower may require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in such amount as the Borrower may require insuring the first priority position of the applicable Mortgage and that the Mortgage Loan Obligor holds marketable fee simple title to such parcel, subject only to the encumbrances permitted by the applicable Mortgage and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to Borrower, and shall contain such endorsements and affirmative insurance as the Borrower reasonably may require and are available in the State in which the Mortgage Loan Collateral is located.

          Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time. As of the date of this Agreement, the Total Commitment is One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00).

          Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

          Voting Interests. Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, association, trust or other business entity involved.

          1.2          Rules of Interpretation.

                    (a)          A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

                    (b)          The singular includes the plural and the plural includes the singular.

                    (c)          A reference to any law includes any amendment or modification to such law.

                    (d)          A reference to any Person includes its permitted successors and permitted assigns.

                    (e)          Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

                    (f)          The words "include", "includes" and "including" are not limiting.

                    (g)          The words "approval" and "approved", as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

                    (h)          All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of Georgia, have the meanings assigned to them therein.

                    (i)          Reference to a particular "§", refers to that section of this Agreement unless otherwise indicated.

                    (j)          The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

2.          THE REVOLVING CREDIT FACILITY.

          2.1          Commitment to Lend.

          Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrower (the "Loans"), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.5, such sums as are requested by the Borrower for the purposes set forth in §7.10 up to a maximum aggregate principal amount Outstanding at any one time equal to the lesser of (a) such Bank's Commitment and (b) an amount equal to the Borrowing Base multiplied by such Bank's Commitment Percentage; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further that the Outstanding Loans (after giving effect to all amounts requested) shall not at anytime exceed the Total Commitment. The Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11, in the case of the initial Loan, and §11, in the case of all other Loans, have been satisfied on the date of such request.

          2.2          Unused Facility Fee.

          The Borrower agrees to pay to the Agent for the account of the Banks in accordance with their respective Commitment Percentages a facility fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Commitment exceeds the Outstanding Loans during each calendar quarter or portion thereof commencing on the date three (3) months after the Closing Date and ending on the Maturity Date, with the first payment being due on March 31, 2005. The facility fee shall be calculated based on the ratio (expressed as a percentage) of (a) the average daily amount of the Outstanding Loans during such quarter to (b) the Total Commitment as follows:

Ratio of Outstanding Principal Balance to Total Commitment	Rate
50% or less	0.30%
Greater than 50%	0.15%

The facility fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter or portion thereof (on a prorated basis), or on any earlier date on which the Commitments shall be reduced or terminated as provided in §12.3, with a final payment on the Maturity Date.

          2.3          Notes.

          The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the "Notes"), dated of even date as this Agreement and completed with appropriate insertions. Each Note shall be payable to the order of the relevant Bank in the principal amount equal to such Bank's Commitment, plus interest accrued thereon as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on Agent's Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on Agent's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Bank, but the failure to record, or any error in so recording, any such amount on Agent's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

          2.4          Interest on Loans.

                    (a)          Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or is converted to a LIBOR Rate Loan at the per annum rate equal to the sum of the Base Rate plus one percent (1%).

                    (b)          Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the sum of the LIBOR Rate determined for such Interest Period plus three and one-fourth percent (3.25%).

                    (c)          The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto, or on any earlier date on which the Commitments shall terminate as provided in §12.3.

                    (d)          Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

          2.5          Requests for Loans.

          The Borrower (i) shall notify the Agent of a potential request for a Loan as soon as possible prior to the Borrower's proposed Drawdown Date, and (ii) shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in writing in the form of Exhibit B hereto) of each Loan requested hereunder (a "Loan Request") no less than three (3) Business Days prior to the proposed Drawdown Date. Each such notice shall specify with respect to the requested Loan the proposed principal amount, Drawdown Date, Interest Period (if applicable) and Type. Each such notice shall also contain (i) a statement as to the purpose for which such advance shall be or has been used (which purpose shall be in accordance with the terms of §7.10), and (ii) a certification by the chief financial or chief accounting officer of the Borrower that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Except as provided in this §2.5, each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Banks on the proposed Drawdown Date, provided that, in addition to the Borrower's other remedies against any Bank which fails to advance its proportionate share of a requested Loan, such Loan Request may be revoked by the Borrower by notice received by the Agent no later than the Drawdown Date if any Bank fails to advance its proportionate share of the requested Loan in accordance with the terms of this Agreement, provided further, that the Borrower shall be liable in accordance with the terms of this Agreement to any Bank which is prepared to advance its proportionate share of the requested Loan for any costs, expenses or damages actually incurred by such Bank as a result of the Borrower's election to revoke such Loan Request. Nothing herein shall prevent the Borrower from seeking recourse against any Bank that fails to advance its proportionate share of a requested Loan as required by this Agreement. The Borrower may without cost or penalty revoke a Loan Request by delivering notice thereof to each of the Banks no later than two (2) Business Days prior to the Drawdown Date. Each Loan Request shall be (a) for a Base Rate Loan in the minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $2,000,000.00 or an integral multiple of $100,000 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

          2.6          Funds for Loans.

                    (a)          Not later than 11:00 a.m. (Cleveland time) on the proposed Drawdown Date of any Loans, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each Bank of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Banks by crediting such amount to the account of the Borrower maintained at the Agent's Head Office. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Bank so failing or refusing, provided that the Borrower may by notice received by the Agent no later than the Drawdown Date refuse to accept any Loan which is not fully funded in accordance with the Borrower's Loan Request subject to the terms of §2.5. In the event of any such failure or refusal, the Banks not so failing or refusing shall be entitled to a priority secured position as against the Bank or Banks so failing or refusing for such Loans as provided in §12.5.

                    (b)          Unless the Agent shall have been notified by any Bank prior to the applicable Drawdown Date that such Bank will not make available to the Agent such Bank's pro rata share of a proposed Loan, the Agent may in its discretion assume that such Bank has made such share of the proposed Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Bank shall be liable to the Agent for the amount of such advance. If such Bank does not pay such corresponding amount upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Bank at the Federal Funds Effective Rate.

3.          REPAYMENT OF THE LOANS.

          3.1          Stated Maturity.

          The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

          3.2          Mandatory Prepayments.

                    (a)          If at any time there shall occur, whether voluntarily, involuntarily or by operation of law, any repayment (including, without limitation, principal amortization on the Mortgage Loans), redemption, sale, transfer, assignment, conveyance, option or other disposition of, or any mortgage, hypothecation, encumbrance, financing or refinancing of any of the Collateral (whether individually or through a securitization transaction), then Borrower shall immediately pay to Agent for the respective account of the Banks for application to the Loans together with any and all accrued interest thereon, the proceeds received therefrom; provided, however, that principal amortization on the Mortgage Loans shall be aggregated through the end of the prior calendar month, reduced by Mortgage Loans made during the prior calendar month, and the balance paid to Agent on the tenth (10th) day of each calendar month rather than as each payment is received by the Borrower. In connection with such payment of the Loans, Borrower shall pay to Agent for the account of the Banks any sums that may be due under §4.8.

                    (b)          Without limiting the terms of this Agreement, in the event that a Change of Control shall occur, then Borrower shall immediately pay to Agent for the respective accounts of the Banks for application to the Loans, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon. In connection with such payment of the Loans, Borrower shall pay to Agent for the account of the Banks any sums that may be due under §4.8.

                    (c)          If at any time the sum of the aggregate outstanding principal amount of the Loans exceeds (i) the Total Commitment, or (ii) the Borrowing Base, then Borrower shall pay within ten (10) days of written demand from Agent the amount of such excess to Agent for the respective accounts of the Banks, as applicable, for application to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8; provided, however, that until such time as Borrower has paid such amount to Agent for the respective accounts of the Banks pursuant to the preceding clause, the Banks shall have no obligation to make additional funds available to Borrower pursuant to this Agreement.

          3.3          Optional Prepayments.

          The Borrower shall have the right, at its election, to prepay the outstanding amount of the applicable Loans, as a whole or in part, at any time without penalty or premium; provided, that the full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto except as otherwise required pursuant to §4.7. The Borrower shall give the Agent, no later than 10:00 a.m., Cleveland time, at least five (5) Business Days' prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of payment of Loans and the principal amount to be paid.

          3.4          Partial Prepayments.

          Each partial prepayment of the Loans under §3.3 shall be in the minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.

          3.5          Effect of Prepayments.

          Amounts of the Loans prepaid under §3.2 and §3.3 prior to the Maturity Date may be reborrowed as provided in §2. Except as otherwise expressly provided herein, all payments shall first be applied to accrued but unpaid interest and then to principal as provided in §3.4 above.

          3.6          Proceeds from Equity Offering.

          At the option of the Majority Banks, the Borrower shall cause any Net Offering Proceeds to be paid by the Borrower to the Agent for the account of the Banks as a prepayment of the Loans within ten (10) days of the date of such offering to the extent of the outstanding balance of such Loans.

4.           CERTAIN GENERAL PROVISIONS.

          4.1          Conversion Options.

                    (a)          The Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least three (3) Business Days' prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan the Borrower shall give the Agent at least four (4) LIBOR Business Days' prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof and, after giving effect to the making of such Loan there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in an aggregate principal amount of less than $1,000,000 or a LIBOR Rate Loan in an aggregate principal amount of less than $2,000,000 and that the aggregate principal amount of each Loan shall be in an integral multiple of $100,000. On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

                    (b)          Any Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

                    (c)          In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Loan to it, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

          4.2          Commitment and Syndication Fee.

          The Borrower shall pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to the Agreement Regarding Fees dated of even date herewith between the Borrower and KeyBank.

          4.3          Agent's Fee.

          The Borrower will pay to the Agent, for the Agent's own account, an annual Agent's fee calculated at the rate, and payable at such times as are, set forth in the Agreement Regarding Fees referred to in §4.2.

          4.4          Funds for Payments.

                    (a)          All payments of principal, interest, unused facility fees, Agent's fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, as the case may be, at the Agent's Head Office, not later than 11:00 a.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank designated by the Borrower, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Banks under the Loan Documents.

                    (b)          All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

          4.5          Computations.

          All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

          4.6          Inability to Determine LIBOR Rate.

          In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

          4.7          Illegality.

          Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Bank or its LIBOR Lending Office shall assert that it is unlawful, for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Banks to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.

          4.8          Additional Interest.

          If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the Banks in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate the Banks for any losses, costs or expenses which may reasonably be incurred as a result of such payment or conversion, including, without limitation, an amount equal to daily interest for the unexpired portion of such Interest Period on the LIBOR Rate Loan or portion thereof so repaid or converted at a per annum rate equal to the excess, if any, of (a) the interest rate calculated on the basis of the LIBOR Rate applicable to such LIBOR Rate Loan (including any spread over such LIBOR Rate) minus (b) the yield obtainable by the Agent upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date most closely approximating the last day of such Interest Period (it being understood that the purchase of such securities shall not be required in order for such amounts to be payable and that a Bank shall not be obligated or required to have actually obtained funds at the LIBOR Rate or to have actually reinvested such amounts as described above).

          4.9          Additional Costs, Etc.

          Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any competent court or by any governmental or other regulatory body or official with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                    (a)          subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

                    (b)          materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank under this Agreement or the other Loan Documents, or

                    (c)          impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

                    (d)          impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Bank's Commitment, or any class of loans or commitments of which any of the Loans or such Bank's Commitment forms a part; and the result of any of the foregoing is

                              (i)          to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment, or

                              (ii)          to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment or any of the Loans, or

                              (iii)          to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder,

then, and in each such case, the Borrower will within fifteen (15) days after demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as such Bank or the Agent shall determine in good faith to be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Bank and the Agent in determining such amounts may use any reasonable averaging and attribution methods, generally applied by such Bank or the Agent.

          4.10          Capital Adequacy.

          If after the date hereof any Bank determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank's or such holding company's capital as a consequence of such Bank's commitment to make Loans hereunder to a level below that which such Bank or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Bank to be material, then such Bank may notify the Borrower thereof. The Borrower agrees to pay to such Bank the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Bank of a statement of the amount and setting forth such Bank's calculation thereof. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

          4.11          Indemnity of Borrower.

          The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request, or (c) default by Borrower in making the payments or performing their obligations under §§4.9, 4.10 or 4.12.

          4.12          Interest on Overdue Amounts; Late Charge.

          Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Banks shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2%) above the rate that would otherwise be applicable at such time, until such amount shall be paid in full (after as well as before judgment), or if such rate shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, Borrower shall pay a late charge equal to five percent (5%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the Loan Documents, which is not paid within ten (10) days of the date when due.

          4.13          Certificate.

          A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive in the absence of manifest error.

          4.14          Limitation on Interest.

          Notwithstanding anything in this Agreement to the contrary, all agreements between the Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the Borrower and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the Borrower, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the Borrower (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This section shall control all agreements between the Borrower and the Banks and the Agent.

5.          COLLATERAL SECURITY.

          5.1          Collateral.

          The Obligations of the Borrower shall be secured by a perfected first priority lien or security interest to be held by the Agent for the benefit of the Banks in (i) all Mortgage Loans held pursuant to the terms of the Collateral Assignment, (ii) the Interest Rate Contract pursuant to the Assignment of Hedge, (iii) the Lockbox pursuant to the Lockbox Agreement, and (iv) any other assets of the Borrower pursuant to the terms of the Security Agreement.

          5.2          Release of Collateral.

                    (a)          Upon termination of this Agreement and the Commitment of the Banks to make Loans hereunder and the payment in full of all of the Obligations, the Agent, on behalf of the Banks, shall release the Collateral and shall execute such instruments of release as the Borrower and its counsel may reasonably request.

                    (b)          So long as no Event of Default has occurred, the Collateral Agent shall be authorized to release each Mortgage Loan from the lien of the Collateral Assignment as it is repaid or sold so that the Borrower may in turn release the Mortgage and return the original Mortgage Loan Note to the Mortgage Loan Obligor or deliver the Mortgage Loan Note and Mortgage Loan Documents to the purchaser of such Mortgage Loan, as more particularly described in the Collateral Agency Agreement. Upon the occurrence of an Event of Default, one hundred percent (100%) of the loan repayment proceeds of each Mortgage Loan or other proceeds from the sale or other realization upon the Mortgage Loan Collateral or Bonds shall be applied to payment of the Outstanding Loans, as more particularly provided in the Lockbox Agreement and upon receipt of such proceeds in the Lockbox with respect to a Mortgage Loan, the Agent shall instruct the Collateral Agent to execute a partial release from the lien of the Collateral Assignment with respect to such Mortgage Loan.

                    (c)          In addition to the circumstances outlined in §5.2(a) and (b) above and provided no Default or Event of Default shall have occurred and be continuing hereunder (or would exist immediately after giving effect to the transactions contemplated by this §5.2), the Collateral Agent shall release a Mortgage Loan from the lien or security title of the Collateral Assignment upon the request of the Borrower subject to and upon the following terms and conditions:

                              (i)          the Borrower shall deliver to the Agent and the Collateral Agent written notice of its desire to obtain such release no later than three (3) business days prior to the date on which such release is to be effected;

                              (ii)          the Borrower shall pay all reasonable administrative costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney's fees; and

                              (iii)          the Borrower shall pay to the Agent for the account of the Banks a release price in an amount necessary to reduce the outstanding principal balance of the Loans so that no Event of Default shall exist under §12 following such release.

          5.3          Addition of Collateral; Guarantors.

          The Borrower shall grant a first priority security interest in and to all Mortgage Loans entered into by Borrower after the date hereof. Such addition to the Collateral shall be effected by the completion and delivery by the tenth (10th) day of each calendar month to the Collateral Agent for the benefit of the Agent and the Banks of each of the Mortgage Loan Collateral Documents with respect to Mortgage Loans made during the preceding calendar month and the delivery to Agent by the tenth (10th) day of each calendar month of a certification by Borrower that each of the other Mortgage Loan Qualification Documents are in the possession and/or control of the Borrower. In addition, to the extent the Borrower desires to form a Subsidiary to originate or hold any Mortgage Loans after the Closing Date, the Borrower shall obtain the prior written consent of the Agent to the formation of such Subsidiary. If approved by the Agent, such Subsidiary shall execute a guaranty of the Obligations in form and substance satisfactory to the Agent and shall be subject to all of the terms and provisions of this Agreement relating to Subsidiaries.

6.          REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

          The Borrower represents and warrants to the Agent and the Banks as follows.

          6.1          Corporate Authority, Etc.

                    (a)          Incorporation; Good Standing. The Borrower is a Georgia corporation duly incorporated pursuant to its certificate of restated articles of incorporation dated December 22, 2003, and is validly existing and in good standing under the laws of the State of Georgia. The Manager is a Georgia limited liability company duly organized pursuant to its articles of organization dated June 30, 2000, and is validly existing and in good standing under the laws of the State of Georgia. Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Mortgage Loans are solicited and made and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a materially adverse effect on the business, assets or financial condition of such Person. The Borrower is a real estate investment trust in full compliance with and entitled to the benefits of §856 of the Code.

                    (b)          Subsidiaries. Each of the Subsidiaries of the Borrower (i) is a corporation, limited partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where Mortgage Loans held by it are solicited and made and in each other jurisdiction where a failure to be so qualified could have a materially adverse effect on the business, assets or financial condition of the Borrower or such Subsidiary. The Subsidiaries are wholly-owned direct Subsidiaries of the Borrower.

                    (c)          Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the articles of incorporation, partnership agreement, declaration of trust or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person.

                    (d)          Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          6.2          Governmental Approvals.

          The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.

          6.3          Title to Properties; Lease.

          The Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and the Subsidiaries as of the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

          6.4          Financial Statements.

          The Borrower has delivered to each of the Banks: (a) the consolidated balance sheet of the Borrower and its Subsidiaries as of the Balance Sheet Date, (b) the most recent 10K and 10Q of the Borrower, (c) the Schedules of the Initial Mortgage Loans, the Excluded Mortgage Loans,

the OREO and the Non-Performing Mortgage Loans attached to this Agreement, and (d) certain other financial information relating to the Borrower and the Mortgage Loans. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower and its Subsidiaries as of such dates and the results of the operations of the Borrower for such periods. There are no liabilities, contingent or otherwise, of the Borrower or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

          6.5          No Material Changes.

          Since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of such Person.

          6.6          Franchises, Patents, Copyrights, Etc.

          The Borrower and its Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, servicemarks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

          6.7          Litigation.

          Except as stated on Schedule 6.7 there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of such person threatened against the Borrower or any of its Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board that, if adversely determined, might, either in any case or in, the aggregate, materially adversely affect the properties, assets, financial condition or business of such Person or materially impair the right of such Person to carry on business substantially as now conducted by it, or result in any liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien or security interest created or intended to be created pursuant hereto or thereto, or which will adversely affect the ability of the Borrower to pay and perform the Obligations in the manner contemplated by this Agreement and the other Loan Documents.

          6.8          No Materially Adverse Contracts, Etc.

          None of the Borrower or any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of such Person. None of the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the partners or officers of such Person, to have any materially adverse effect on the business of any of them.

          6.9          Compliance with Other Instruments, Laws, Etc.

          None of the Borrower or any of its Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of such Person.

          6.10          Tax Status.

          The Borrower and each its Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the partners or officers of such Person know of no basis for any such claim.

          6.11          No Event of Default.

          No Default has occurred and is continuing and no Event of Default exists.

          6.12          Holding Company and Investment Company Acts.

          None of the Borrower or any of its Subsidiaries is or after giving effect to any Loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

          6.13          Absence of UCC Financing Statements, Etc.

          Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower or any of its Subsidiaries or rights thereunder.

          6.14          Certain Transactions.

          Except as set forth on Schedule 6.14, none of the officers, trustees, directors, or employees of the Borrower or any of its Subsidiaries is a party to any transaction with Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          6.15          Employee Benefit Plans.

          The Borrower has no employees and thus no Employee Benefit Plans, Multiemployer Plans or Guaranteed Pension Plans.

          6.16          Regulations T, U and X.

          No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

          6.17          Subsidiaries.

          Schedule 6.17 sets forth all of the Subsidiaries of the Borrower, the form and jurisdiction of organization of each of the Subsidiaries, and the Borrower's ownership interest therein.

          6.18          Loan Documents.

          All of the representations and warranties made by or on behalf of the Borrower and its Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Banks pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any of its Subsidiaries has failed to disclose such information as is necessary to make such representations and warranties not misleading in any material respects.

          6.19          Brokers.

          None of the Borrower nor any of its Subsidiaries nor the Manager has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder, except Hartwick Capital.

          6.20          Other Debt.

          None of the Borrower or any of its Subsidiaries is in default of the payment of any Indebtedness or any other agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party. The Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower. The Borrower has provided to the Agent a schedule, and upon the request of the Agent will provide copies, of all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower or its properties and entered into by the Borrower as of the date of this Agreement with respect to any Indebtedness of the Borrower permitted under this Agreement.

          6.21          Solvency.

          As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any of its Subsidiaries is insolvent on a balance sheet basis such that the sum of such Person's assets exceeds the sum of such Person's liabilities, such Person is able to pay its debts as they become due, and such Person has sufficient capital to carry on its business.

          6.22          No Fraudulent Intent.

          Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any of its Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

          6.23          Transaction in Best Interests of Borrower; Consideration.

          The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each of its Subsidiaries and the creditors of such Persons. The direct and indirect benefits to inure to the Borrower and each of its Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and "valuable consideration," "fair value," and "fair consideration," (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and each of its Subsidiaries pursuant to this Agreement and the other Loan Documents.

          6.24          Mortgage Loans.

                    (a)          Delivery of Mortgage Loan Qualification Documents. The Mortgage Loan Collateral Documents have been delivered to Agent, or Collateral Agent, as applicable, with respect to each Mortgage Loan made by the Borrower and the Borrower has delivered certification to Agent that all other Mortgage Loan Qualification Documents are in the possession and/or control of Borrower. The names of the Mortgage Loan Obligors, amounts owing, interest rates, due dates and other facts furnished to Agent with respect to any of the Mortgage Loans have been and will be correctly stated in all material respects. As of the Closing Date (i) all of the Initial Mortgage Loans held by the Borrower are accurately described on Schedule 1.2 hereto; (ii) all of the Excluded Mortgage Loans are accurately described on Schedule 1.1 hereto; and (iii) all of the OREO and Non-Performing Mortgage Loans are accurately described on Schedule 1.3 hereto.

                    (b)          Good Title. Borrower is the sole, lawful and beneficial owner of the Mortgage Loans free and clear of all liens, restrictions, claims, pledges and encumbrances whatsoever and has the full and complete right, power and authority to create a security interest in the Mortgage Loans in favor of Agent in accordance with the terms and provisions of the Collateral Assignment. The security interest in the Mortgage Loans created by the Collateral Assignment constitutes and will at all times continue to constitute a valid and enforceable first priority perfected security interest in the Mortgage Loans in favor of Agent, free and clear of all liens, claims, encumbrances and rights of others. Borrower has made no contract or arrangement of any kind or type whatsoever (whether oral or written, formal or informal), the performance of which by the other party thereto could give rise to a lien on the Mortgage Loans.

                    (c)          Status of the Mortgage Loans. The Mortgage Loans (excluding Non-Performing Mortgage Loans) are valid and enforceable in accordance with the terms of the Mortgage Loan Documents, subject to insolvency, bankruptcy, moratorium and other laws affecting creditors' rights generally, and are in material compliance with all applicable laws. The Mortgage Loan Documents create a valid, enforceable and perfected lien and security interest in all Bonds and Mortgage Loan Collateral covered thereby. The Mortgage Loan Documents provided to the Agent or Collateral Agent are true and correct copies or originals, as applicable, thereof. With respect to the Mortgage Loan Collateral, there are no title, survey, environmental, entitlement/zoning issues or defects which could have a material adverse effect on the repayment of the Mortgage Loans.

                    (d)          No Offset or Defenses. The Mortgage Loan Notes evidence bona fide indebtedness owing to Borrower by the Mortgage Loan Obligors, and the Mortgage Loan Obligors have no rights to setoff, counterclaim or defenses with respect to the payment or performance of any obligations under the Mortgage Loan Documents, including, without limitation, laws relating to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws relating to the Mortgage Loans.

          6.25          Patriot Act Provisions.

                    (a)          Neither Borrower nor, to Borrower's knowledge, (i) any of Borrower's directors, officers, shareholders, members, managers, partners, or employees, (ii) any guarantor or indemnitor, (iii) any manager, or (iv) any director, officer, shareholder, member, manager, partner, employee, affiliate, or subsidiary of any of the foregoing, is:

                    (i)          a Prohibited Person or is owned or controlled by, or acting on behalf of, a Prohibited Person; or

                    (ii)          in violation of any applicable law relating to money laundering, anti-terrorism, trade embargoes or economic sanctions, including the Executive Order and the Patriot Act.

                    (b)          Without limiting the foregoing: (i) none of the funds or other assets of Borrower or any guarantor or indemnitor constitute property of, or are beneficially owned (directly or indirectly) by any Prohibited Person; (ii) to the best of Borrower's knowledge, no Prohibited Person has any interest of any nature whatsoever (directly or indirectly) in Borrower or any guarantor or indemnitor; and (iii) none of the funds or other assets of Borrower or any guarantor or indemnitor have been derived from any unlawful activity.

                    (c)          No portion of any of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any unlawful activity.

                    (d)          Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure that the foregoing representations and warranties remain true and correct during the term of the Loan.

                    (e)          For purposes of this provision a "Prohibited Person" means any person:

                    (i)          that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 - Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001 (the "Executive Order"), including any person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order;

                    (ii)          with whom Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable law relating to money laundering, anti-terrorism, trade embargoes or economic sanctions, including the Executive Order, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder;

                    (iii)          that is named as a "specifically designated national (SDN) and blocked person" on the most recent list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control ("OFAC") and any other similar list maintained by OFAC pursuant to any applicable law (or if such list does not exist, the similar list then being maintained by the United States), including, without limitation, trade embargo, economic sanctions or other prohibitions imposed by any executive order of the President of the United States (the "OFAC List"); or

                    (vi)          that is an affiliate (including any principal, director, officer, shareholder, member, manager, partner, employee, agent, affiliate, subsidiary, participant, immediate family member or close associate) of a person described in one or more of clauses (a) through (c) of this definition.

7.  AFFIRMATIVE COVENANTS OF THE BORROWER.

          The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

          7.1          Punctual Payment.

          The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.

          7.2          Maintenance of Office.

          The Borrower and the Manager will maintain their chief executive office at Suite 100, 1430 Lelia Drive, Jackson, Mississippi 39216, or at such other place in the United States of America as the Borrower or the Manager shall designate upon prior written notice to the Agent and the Banks, where notices, presentations and demands to or upon the Borrower or the Manager in respect of the Loan Documents may be given or made.

          7.3          Records and Accounts.

          The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of its Subsidiaries, contingencies and other reserves. Neither the Borrower nor any of its Subsidiaries shall, without the prior written consent of the Agent, (x) make any material changes to the accounting principles used by such Person in preparing the financial statements and other information described in §6.4 or (y) change its fiscal year.

          7.4          Financial Statements, Certificates and Information.

          The Borrower will deliver or cause to be delivered to each of the Banks:

                    (a)          as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the audited Consolidated balance sheet of the Borrower and its Subsidiaries at the end of such year, and the related audited Consolidated statements of income, changes in shareholder's equity and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and accompanied by an auditor's report prepared without qualification by BKD, LLP, or by a "Big Five" accounting firm, any Form 10-K filed with the SEC (unless the SEC has approved an extension, in which event the Borrower will deliver to the Agent and each of the Banks a copy of the Form 10-K simultaneously with delivery to the SEC), a statement of the Borrower's taxable net income for the prior fiscal year, and any other information the Banks may need to complete a financial analysis of the Borrower and its Subsidiaries;

                    (b)          as soon as practicable, but in any event not later than sixty (60) days after the end of each of the first three (3) fiscal quarters of the Borrower, copies of the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such quarter, and the related unaudited Consolidated statements of income, changes in shareholder's equity and cash flows for the portion of the Borrower's fiscal year then elapsed, and a statement showing the aging of the receivables and payables for the Mortgage Loans, all in reasonable detail and prepared in accordance with generally accepted accounting principles together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments).

                    (c)          as soon as practicable, but in any event not later than sixty (60) days after the end of each of the first three (3) fiscal quarters of the Borrower in each year, copies of any Form 10-Q filed with the SEC (unless the SEC has approved an extension in which event the Borrower will deliver such copies of the Form 10-Q to the Agent and each of the Banks simultaneously with delivery to the SEC);

                    (d)          as soon as practicable, but in any event not later than sixty (60) days after each fiscal quarter of the Borrower, copies of a Consolidated statement of Adjusted EBITDA for such fiscal quarter for the Borrower and its Subsidiaries and a Consolidated statement of Borrowing Base Adjusted EBITDA for such fiscal quarter for the Borrower and its Subsidiaries, prepared on a basis consistent with the statement furnished pursuant to §6.4(c) together with a certification by the chief financial or chief accounting officer of the Borrower that the information contained in such statement fairly presents the Adjusted EBITDA and Borrowing Base Adjusted EBITDA of the Borrower and its Subsidiaries for such period;

                    (e)          simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a "Compliance Certificate") certified by the principal financial or accounting officer of the Borrower in the form of Exhibit C hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 and the other covenants described therein, and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

                    (f)          Borrower shall submit not later than the tenth (10th) day of each calendar month and with each Draw request, a Borrowing Base Certificate in the form of Exhibit D attached hereto pursuant to which Borrower shall calculate the amount of the Borrowing Base as of the end of the immediately preceding calendar month.

                    (g)          contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of the Borrower as a group;

                    (h)          as soon as practicable but in any event not later than ten (10) days after the end of each calendar month, a spreadsheet with respect to the Mortgage Loans with respect to such calendar month, showing outstanding principal balances, principal amortizations, prepayments, delinquencies and any other information regarding the Mortgage Loans as the Agent shall request, such spreadsheet to be in form reasonably satisfactory to the Agent, and certified by the principal financial or accounting officer of the Borrower;

                    (i)          promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and its Subsidiaries;

                    (j)          not later than thirty (30) days prior to the end of each fiscal year of the Borrower, a budget and business plan for the next fiscal year; and

                    (k)          from time to time such other financial data and information in the possession of the Borrower or its Subsidiaries (including without limitation auditors' management letters, and information as to legal and regulatory changes affecting the Borrower) as the Agent may reasonably request.

          7.5          Notices.

                    (a)          Defaults. The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would have a material adverse effect on the Borrower, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

                    (b)          Notification of Claims Against Collateral. By the tenth (10th) day of each calendar month, Borrower will, or will cause Manager to, notify the Agent in writing of (i) any setoff, claims (including, with respect to any Mortgage Loan Collateral, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Banks with respect to the Collateral, are subject, or (ii) the occurrence of a material default under any of the Mortgage Loans.

                    (c)          Notice of Litigation and Judgments. The Borrower and the Manager will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or is to become a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower and stating the nature and status of such litigation or proceedings. The Borrower and the Manager will give notice to the Agent, in writing, in form and detail satisfactory to the Agent and each of the Banks, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $100,000.

          7.6          Existence; Maintenance of Properties.

                    (a)          The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Georgia corporation. The Borrower will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Voting Interests and economic interests in its Subsidiaries. The Borrower will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by it and in related businesses.

                    (b)          The Borrower (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the financial condition, assets or operations of the Borrower and its Subsidiaries.

          7.7          Taxes.

          The Borrower and each Subsidiary will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and upon the Mortgage Loans, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower and each Subsidiary of the Borrower either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge, levy or claim.

          7.8          Inspection of Properties and Books.

          The Borrower shall permit and/or shall cause Manager to permit the Banks, through the Agent or any representative designated by the Agent, at the Borrower's expense to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request, provided that so long as no Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than twice in any twelve (12) month period. Banks shall also have the right to contact Mortgage Loan Obligors to verify the status of Mortgage Loans that are Collateral for the Loans. The Banks shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Borrower's and the Manager's normal business operations.

          7.9          Compliance with Laws, Contracts, Licenses, and Permits.

          The Borrower will comply with, and will cause each of its Subsidiaries to comply in all material respects with, (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties. If at any time while any Loan or Note is outstanding or the Banks have any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower will, or will cause Manager to, immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

          7.10          Use of Proceeds.

          The Borrower will use the proceeds of the Loans solely to provide financing (a) for the making of Qualifying Mortgage Loans, (b) to repay outstanding Indebtedness, (c) for working capital (not to exceed an amount outstanding at any one time of $10,000,000), and (d) for such other lawful purposes as the Majority Banks in their discretion from time to time may agree to in writing.

          7.11          Further Assurances.

          The Borrower will cooperate with, and will cause each of its Subsidiaries and the Manager to cooperate with the Agent and the Banks and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

          7.12          Compliance.

          The Borrower shall operate its business, and shall cause each of its Subsidiaries and the Manager to operate its business, in compliance with the terms and conditions of this Agreement and the other Loan Documents. The Borrower shall at all times comply with all requirements of applicable laws necessary to maintain REIT Status and shall operate its business in compliance with the terms and conditions of this Agreement and the other Loan Documents.

          7.13          Interest Rate Contract.

          The Borrower shall on or before the date that is three (3) months from the date of this Agreement obtain and thereafter maintain in full force and effect, an Interest Rate Contract in form and substance satisfactory to Agent on not less than $50,000,000 of the Loans for a period of two years; provided, however, that Borrower shall, prior to the end of said two-year period, enter into one or more new Interest Rate Contracts in form and substance reasonably satisfactory to Agent, that provide interest rate protection for at least 50% of the Total Commitment, and that shall remain in place until the Maturity Date. Promptly following the effectiveness of the Interest Rate Contract, Borrower shall assign the Interest Rate Contract to Agent as additional security for the Obligations pursuant to the Assignment of Hedge. The Interest Rate Contract shall be provided by any Bank which is a party to this Agreement or a bank or other financial institution that has unsecured, uninsured and unguaranteed long-term debt which is rated at least A-3 by Moody's Investor Service, Inc. or at least A- by Standard & Poor's Corporation. The Borrower shall upon the request of the Agent provide to the Agent evidence that the Interest Rate Contract is in effect.

          7.14          More Restrictive Agreements.

          Should the Borrower or any of its Subsidiaries enter into or modify any agreements or documents pertaining to any existing or future Indebtedness or Equity Offering permitted hereunder, which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower or its Subsidiaries than those set forth in §8 and §9 of this Agreement, the Borrower shall promptly notify the Agent and, if requested by the Majority Banks, the Borrower, the Agent, and the Majority Banks shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Majority Banks in their sole discretion. The Borrower agrees to deliver to the Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Indebtedness or Equity Offering of the Borrower or any of its Subsidiaries as the Agent from time to time may request.

          7.15          Lockbox.

          The Lockbox shall at all times be maintained with Agent in the name of Borrower bearing a designation clearly indicating that the funds deposited therein are held for the benefit of Agent for the benefit of the Banks, and shall be subject to the Lockbox Agreement. At any time after an Event of Default has occurred, Agent, with the consent of the Requisite Banks, shall do any or all of the following: (i) exercise exclusive dominion and control over the funds deposited therein, (ii) have collections that are sent to the Lockbox redirected pursuant to its instruction, (iii) apply the balance in the Lockbox against the Obligations in such order and manner as Agent may deem desirable, and (iv) take any or all other actions Agent is permitted to take hereunder or pursuant to the Account Agreement. Agent shall at all times have a first priority perfected security interest in the Lockbox as more particularly described in the Lockbox Agreement.

          7.16          Mortgage Loans.

                    (a)          No Termination or Release. Except in the ordinary course of Borrower's lending business and in accordance with the provisions of the Mortgage Loan Documents, Borrower shall not abandon, cancel, release, relinquish or terminate any of the Mortgage Loans or any part thereof or any interest therein or any Bonds or Mortgage Loan Collateral and any attempt to do so without the prior written consent of Agent shall be void and ineffective.

                    (b)          Information About Mortgage Loans. On a monthly basis, Borrower shall execute and deliver to Agent a sworn affidavit setting forth in detail any and all amounts or payments received by Borrower with respect to the Mortgage Loans or any portion thereof during any period specified by Agent.

                    (c)          No Future Encumbrance or Transfer. Except for the Permitted Liens, Borrower shall not encumber, pledge, anticipate, borrow against, or create any right of offset against the Mortgage Loans, and except for the sale of Mortgage Loans as part of a securitization, made with the prior written consent of Agent not unreasonably withheld and the net proceeds of which sale are paid to Agent to reduce the Outstanding Loans, shall not transfer, assign, sell, or convey all or any portion of the Mortgage Loans.

                    (d)          Mortgage Loans Compliance and Defense. Borrower shall comply with all obligations of the lender under the Mortgage Loans. Borrower, at its sole cost and expense, shall diligently and in good faith do all things and take all actions, including, without limitation, bringing appropriate actions against the Mortgage Loan Obligors which are necessary or desirable to enforce the obligations of the Mortgage Loan Obligors to make all payments under the Mortgage Loan Documents, and to protect and preserve the interest of Agent under the Collateral Assignment.

                    (e)          Appraisals. The Agent may require the Borrower to obtain updated Appraisals with respect to any of the Mortgage Loan Collateral, where Agent reasonably believes that the value of the Mortgage Loan Collateral has been materially and adversely affected, or may perform internal studies updating and revising prior Appraisals for the Mortgage Loan Collateral for the purpose of determining current Appraised Value and compliance with the requirements of this Agreement. The Borrower shall cooperate with the Agent in regard to such efforts and shall bear the cost and expense of all such Appraisals and updates performed pursuant to this §7.16(e).

8.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

          The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any of the Banks has any obligation to make any Loans:

          8.1          Restrictions on Indebtedness.

          The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

                    (a)          Indebtedness to the Banks arising under any of the Loan Documents, and Indebtedness and obligations in respect of the Interest Rate Contract required pursuant to §7.13;

                    (b)          current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

                    (c)          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.7;

                    (d)          Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

                    (e)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

                    (f)          subject to the provisions of §9, the Permitted Indebtedness not to exceed $30,000,000 in the aggregate at any time; and

                    (g)          Indebtedness in respect of reverse repurchase agreements having a term of not more than 180 days with respect to Investments described in §8.3(a)(iv) or (v).

          8.2          Restrictions on Liens Etc.

          The Borrower will not, nor will it permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

                    (a)          liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower (other than Collateral) securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

                    (b)          liens on properties to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue;

                    (c)          deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

                    (d)          liens on assets of the Borrower other than the Collateral or any interest therein in respect of judgments, awards or indebtedness, the Indebtedness with respect to which is permitted by §8.1(d);

                    (e)          liens on the Excluded Mortgage Loans securing the repayment of the Permitted Indebtedness; and

                    (f)          liens in favor of the Agent and the Banks under the Loan Documents.

          8.3          Restrictions on Investments.

                    (a)          the Borrower will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

                    (i)          marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or its Subsidiary;

                    (ii)          marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

                    (iii)          demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

                    (iv)          securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody's Investors Service, Inc. or by Standard & Poor's Corporation at not less than "P1" if then rated by Moody's Investors Service, Inc., and not less than "A1", if then rated by Standard & Poor's Corporation;

                    (v)          mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody's Investors Service, Inc. or by Standard & Poor's Corporation at not less than "Aa" if then rated by Moody's Investors Service, Inc. and not less than "AA" if then rated by Standard & Poor's Corporation;

                    (vi)          repurchase agreements having a term not greater than 90 days and fully secured by securities described in the foregoing subsection (i), (ii) or (v) with banks described in the foregoing subsection (iii) or with financial institutions or other corporations having total assets in excess of $500,000,000;

                    (vii)          shares of so-called "money market funds" registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (i) through (vi) and have total assets in excess of $50,000,000;

                    (viii)          Investments in Mortgage Loans, subject to the following limitations:

                              1.          no more than five percent (5%) of the Borrower's Consolidated Total Asset Value may be invested in Mortgage Loans made to Persons other than churches, colleges, schools and other non-profit organizations;

                              2.          for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, no more than thirty-five percent (35%) of Borrower's Consolidated Total Asset Value may be invested in Mortgage Loans consisting of Construction Loans; thereafter, Construction Loans shall not account for more than twenty-five (25%) of Borrower's Consolidated Total Asset Value;

                              3.          no Mortgage Loans shall be subordinate in rank, time of payments, priority of lien or any other respect to any other indebtedness of the Mortgage Loan Obligors;

                              4.          no more than the lesser of $50,000,000 or fifteen percent (15%) of the Borrower's Consolidated Total Asset Value may be invested in Compound Bond-Collateralized Loans;

                    (ix)          Investments in "Unimproved Real Property" (as such term is defined in the Borrower's 2003 Annual Report), provided that in no event shall such Investments exceed in the aggregate ten percent (10%) of the Borrower's Consolidated Total Asset Value; and

                    (x)          commercial mortgage backed securities issued by Borrower; and

                    (xi)          OREO.

                    (b)          For the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, the sum of the Investments described in §8.3(a)(viii)(1) and (2) and (ix) above shall not exceed thirty-five percent (35%) of the Borrower's Consolidated Total Asset Value; thereafter, the sum of such Investments shall not exceed twenty-five percent (25%) of the Borrower's Consolidated Total Asset Value.

          8.4          Merger, Consolidation.

          The Borrower will not and will not permit any of its Subsidiaries to, become a party to any merger or consolidation except (a) the merger or consolidation of one or more of the

Subsidiaries of the Borrower with and into the Borrower or (b) the merger or consolidation of two or more Subsidiaries of the Borrower.

          8.5          Conduct of Business.

          The Borrower will not conduct any of its business operations other than through the Borrower and its Subsidiaries or the Manager; provided that the Borrower shall not form a Subsidiary without the prior written approval of the Agent.

          8.6          Distributions.

          The Borrower shall not make any Distributions which would cause it to violate any of the following covenants:

                    (a)          The Borrower will not at any time permit Distributions made by Borrower to exceed Borrower's Funds Available for Distribution;

                    (b)          In the event that an Event of Default shall have occurred and be continuing, the Borrower shall not make any Distributions other than the minimum Distributions required under the Code to maintain the REIT Status of the Borrower, as evidenced by a certification of the principal financial or accounting officer of the Borrower containing calculations in reasonable detail satisfactory in form and substance to Agent; provided, however, that Borrower shall not be entitled to make any Distributions in connection with the repurchase of common or preferred stock of the Borrower at any time an Event of Default shall have occurred and be continuing; and

                    (c)          Notwithstanding the foregoing, at any time when an Event of Default shall have occurred and the maturity of the Obligations has been accelerated, the Borrower shall not make any Distributions whatsoever, directly or indirectly.

          8.7          Asset Sales.

          Subject to the provisions of §5.2(c), neither the Borrower nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any of its assets unless there shall have been delivered to the Agent a statement that no Event of Default exists immediately prior to such sale, transfer or other disposition or would exist after giving effect to such sale, transfer or other disposition.

          8.8          Management.

          There shall not occur, without the prior written consent of all Banks, which consent shall not be unreasonably withheld, any change in the identity of the Manager or any termination, amendment or modification of the Management Agreement.

9.  FINANCIAL COVENANTS OF THE BORROWER.

          The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans, it will comply with the following:

          9.1          Borrowing Base.

                    (a)          The Borrower will not at any time permit the Outstanding Loans as of the date of determination to be greater than the Borrowing Base as determined as of the same date.

                    (b)          Borrower will not, as of the end of any fiscal quarter of Borrower, permit Borrowing Base Adjusted EBITDA for the period covered by the four (4) previous consecutive fiscal quarters (treated as a single accounting period) to be less than 2.25 times the Facility Interest Expense for such period.

                    (c)          The Borrower will at all times comply with the following limitations regarding the Borrowing Base and the Qualifying Mortgage Loans included in the Borrowing Base:

                    (i)          The book value of any one Qualifying Mortgage Loan shall not account for more than ten percent (10%) of the Borrowing Base;

                    (ii)          The book value of Qualifying Mortgage Loans made to all Mortgage Loan Obligors affiliated with one religious denomination (as denominated separately in the Handbook of Denominations in the United States, New Tenth Edition, by Frank S. Mead, Revised by Samuel S. Hill, published by Abington Press, Nashville) shall not account for more than thirty percent (30%) of the Borrowing Base;

                    (iii)          The aggregate outstanding principal balance of Qualifying Mortgage Loans secured by Mortgage Loan Collateral located in any one (1) State shall not exceed forty percent (40%) of the Borrowing Base;

                    (iv)          The aggregate outstanding principal balance of Qualifying Mortgage Loans secured by Mortgage Loan Collateral located in any two (2) States shall not exceed sixty percent (60%) of the Borrowing Base;

                    (v)          The aggregate outstanding principal balance of Qualifying Mortgage Loans secured by Mortgage Loan Collateral located in any one (1) MSA shall not exceed twenty-five percent (25%) of the Borrowing Base; and

                    (vi)          The weighted average loan to value ratio of all of the Qualifying Mortgage Loans included in the Borrowing Base (based on the most recent Appraised Value of the Mortgage Loan Collateral securing the Qualifying Mortgage Loans) shall not exceed seventy percent (70%). [An example of the calculation contained in this §9.1(c)(vi) is attached hereto as Schedule 9.1 and by this reference incorporated herein.]

          9.2          Liabilities to Assets Ratio.

          The Borrower will not at any time permit the ratio of Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value to exceed 0.50 to 1.

          9.3          Cash Flow Coverage.

          The Borrower will not, as of the end of any fiscal quarter of Borrower, permit the Borrower's Adjusted EBITDA for the period covered by the four (4) previous consecutive fiscal quarters (treated as a single accounting period) to be less than 2.25 times the Interest Expense of the Borrower for such period.

          9.4          Consolidated Tangible Net Worth.

          The Borrower will not at any time permit its Consolidated Tangible Net Worth to be less than $250,000,000.00 plus seventy-five percent (75%) of any Net Offering Proceeds received by the Borrower after the date of this Agreement.

          9.5          Non-Performing Assets.

          The Borrower will not at any time permit the aggregate outstanding principal balances of all Non-Performing Assets to exceed an amount equal to fifteen percent (15%) of the sum of its Consolidated Tangible Net Worth plus Actual Loan Loss Reserve Balance.

10.          CLOSING CONDITIONS.

          The obligation of the Agent and the Banks to make the Loans to the Borrower is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

          10.1          Loan Documents.

          The Borrower and its Subsidiaries and the Manager, as applicable, shall have duly executed and delivered to the Agent each of the Loan Documents to which such Person is a party (except that each Bank shall have received a fully executed counterpart of its Note), each of which shall be in full force and effect and shall be in form and substance satisfactory to the Majority Banks.

          10.2          Resolutions.

          All action on the part of the Borrower, any of its Subsidiaries and the Manager, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from the Borrower true copies of the resolutions adopted by its board of directors authorizing the transactions described herein, certified by its secretary as of a recent date to be true and complete.

          10.3          Incumbency Certificate; Authorized Signers.

          The Agent shall have received incumbency certificates, dated as of the date of this Agreement, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the date of this Agreement, signed by a duly authorized officer of the Borrower and giving the name and specimen signature of each individual who shall be authorized to make Loan and Conversion Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

          10.4          Opinion of Counsel.

          The Agent shall have received a favorable opinion addressed to the Banks and the Agent and dated as of the date of this Agreement, in form and substance satisfactory to the Banks and the Agent, from counsel of the Borrower and the Manager as to such matters as the Agent shall reasonably request, including, without limitation, the creation and perfection of the security interests in the Collateral by the Security Documents.

          10.5          Performance; No Default.

          The Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

          10.6          Representations and Warranties.

          The representations and warranties made by the Borrower, any of its Subsidiaries or the Manager in the Loan Documents or otherwise made by or on behalf of the Borrower, any of its Subsidiaries or the Manager in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

          10.7          Actions, Proceedings and Documents.

          All actions have been performed and all documents authenticated, filed or both in order to perfect Agent's security interest in and to all Collateral. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent's Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Agent and the Agent's Special Counsel may reasonably require.

          10.8          Compliance Certificate.

          A Compliance Certificate and a Borrowing Base Certificate calculated as of the most recent month-end and dated as of the date of this Agreement demonstrating compliance with each of the covenants calculated therein as of the most recent fiscal quarter end for which the Borrower has provided financial statements under §6.4 adjusted in the best good faith estimate of the Borrower, as applicable, shall have been delivered to the Agent.

          10.9          Mortgage Loan Qualification Documents.

          The Collateral Agent shall have received the Mortgage Loan Collateral Documents for all of the Initial Mortgage Loans and Borrower shall have certified to the Agent and the Banks that the remaining Mortgage Loan Qualification Documents are in Borrower's possession and control; provided, however, that the Agent and the Banks acknowledge and agree with respect to the Initial Mortgage Loans only that (i) Phase I environmental assessment reports and Surveys for such Mortgage Loan Collateral were not provided in all cases; and (ii) the original Mortgage Loan Documents for the CDF Mortgage Loans are being held by CDF in its capacity as service agent. As of the Closing Date, the aggregate outstanding principal balance of the Initial Mortgage Loans shall not be less than $225,000,000.00.

          10.10          Management Agreement.

          The Agent shall have received a true and correct copy of the Management Agreement and the Subordination of Management Agreement duly executed and delivered by the Manager.

          10.11.          Other Documents.

          To the extent requested by the Agent, the Agent shall have received executed copies of all material agreements of any nature whatsoever to which the Borrower or any Subsidiary is a party affecting or relating to the origination, closing or servicing of the Mortgage Loans.

          10.12          Payment of Fees.

          The Borrower shall have paid to the Agent and KeyBank the fees required by §4.2.

          10.13          UCC Searches.

          Agent's Special Counsel shall have received the results of completed UCC, tax and judgment lien searches for the jurisdictions of formation and chief executive office of Borrower certified by a nationally recognized search firm and dated within two (2) business days before the Closing Date (none of which shall indicate filings covering any of the Collateral).

          10.14          Lockbox.

          Evidence that the Lockbox has been established in accordance with §7.15, and that notice has been given to all Mortgage Loan Obligors regarding the making of payments on the Mortgage Loans to the Lockbox.

          10.15          Other.

          The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent's Special Counsel may reasonably have requested.

11.          CONDITIONS TO ALL BORROWINGS.

          The obligations of the Banks to make any Loan, whether on or after the date of this Agreement, shall also be subject to the satisfaction of the following conditions precedent:

          11.1          Prior Conditions Satisfied.

          All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made.

          11.2          Representations True; No Default.

          Each of the representations and warranties made by or on behalf of the Borrower or any of its Subsidiaries or the Manager contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date), and no Default or Event of Default shall have occurred and be continuing. The Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

          11.3          No Legal Impediment.

          There shall be no law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan.

          11.4          Governmental Regulation.

          Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

          11.5          Proceedings and Documents.

          All proceedings in connection with the Loan shall be satisfactory in substance and in form to the Agent, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

          11.6          Borrowing Documents.

          In the case of any request for a Loan, the Agent shall have received the Loan Request required by §2.5 in the form of Exhibit B hereto, fully completed.

          11.7          Mortgage Loan Qualification Documents.

          The Collateral Agent shall have received the Mortgage Loan Collateral Documents for each Mortgage Loan and Borrower shall have certified to the Agent and the Banks that the remaining Mortgage Loan Qualification Documents for each such Mortgage Loan are in Borrower's possession and control. For any Mortgage Loan made after the Closing Date, delivery to Agent of (i) the certification of possession of the Mortgage Loan Qualification Documents on or prior to the tenth (10th) day of each calendar month for all Mortgage Loans closed during the immediately preceding calendar month, and (ii) a copy of the title certificate or "marked" title binder for each such Mortgage Loan within fifteen (15) days after the closing date of such Mortgage Loan, and delivery to the Collateral Agent on or before the tenth (10th) day of each calendar month of the Mortgage Loan Collateral Documents for all Mortgage Loans closed during the immediately preceding calendar month, shall constitute compliance with this Section.

12.          EVENTS OF DEFAULT; ACCELERATION; ETC.

          12.1          Events of Default and Acceleration.

          If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

                    (a)          the Borrower shall fail to pay any principal of the Loans after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                    (b)          the Borrower shall fail to pay any interest on the Loans or any other fees or sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                    (c)          Borrower shall fail to comply with any covenant contained in §8.1, §8.2, §8.3, §8.6 and §8.8;

                    (d)          the Borrower shall fail to comply with any covenant contained in §9, and such failure shall continue for ten (10) days after written notice thereof shall have been given to the Borrower by the Agent;

                    (e)          the Borrower or any of its Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified above in this §12);

                    (f)          any representation or warranty made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement or any other Loan Document, or in any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

                    (g)          the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

                    (h)          the Borrower or any of its Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of the assets of any thereof, (ii) shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

                    (i)          a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower or any of its Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

                    (j)          a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

                    (k)          there shall remain in force, undischarged, unsatisfied and unstayed, for more than (60) days, whether or not consecutive, any uninsured final judgment against any of the Borrower or any of its Subsidiaries that, with other outstanding uninsured final judgments, undischarged, against such Persons exceeds in the aggregate $1,000,000.00;

                    (l)          any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower, any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

                    (m)          any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower or any of its Subsidiaries or any sale, transfer or other disposition of the assets of the Borrower or any of its Subsidiaries other than as permitted under the terms of this Agreement or the other Loan Documents;

                    (n)          any suit or proceeding shall be filed against the Borrower or any of its Subsidiaries or any of the Collateral which in the good faith business judgment of the Requisite Banks after giving consideration to the likelihood of success of such suit or proceeding and the availability of insurance to cover any judgment with respect thereto and based on the information available to them if adversely determined, would have a materially adverse effect on the ability of the Borrower or any of its Subsidiaries to perform each and every one of its obligations under and by virtue of the Loan Documents and such suit or proceeding is not dismissed within sixty (60) days following the filing or commencement thereof;

                    (o)          the Borrower shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of such Person, including the Collateral;

                    (p)          without the consent of all of the Banks, a Change of Control shall occur;

                    (q)          any Event of Default, as defined in any of the other Loan Documents, shall occur; or

                    (r)          any amendment to or termination of a financing statement naming Borrower as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by, or caused by, or at the instance of Borrower or by, or caused by, or at the instance of any principal, member, general partner or officer of Borrower (collectively, "Borrower Party") without the prior written consent of Agent; or any amendment to or termination of a financing statement naming Borrower as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than a Borrower Party or Agent or Agent's counsel without the prior written consent of Agent and Borrower fails to use its best efforts to cause the effect of such filing to be completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Borrower thereof;

then, and in any such event, the Agent may, and upon the request of the Requisite Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.l(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically without any requirement of notice from any of the Banks or the Agent.

          12.2          Limitation of Cure Periods.

                    (a)          Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that Borrower cures such Default within five (5) days from the date the same shall be due and payable, provided, however, that Borrower shall not be entitled to receive more than two (2) cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further that no such cure period shall apply to any payments due upon the maturity of any of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) or §12.1(f) in the event that Borrower cures such Default within thirty (30) days following receipt of written notice of such Default. The provisions of clause (ii) shall not pertain to Defaults excluded from any provision of cure of Defaults contained in any other of the Loan Documents.

                    (b)          Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any reference in this Agreement or any other Loan Document to "the continuance of a default" or "the continuance of an Event of Default" or any similar phrase shall not create or be deemed to create any right on the part of Borrower or any other party to cure any default following the expiration of any applicable grace or notice and cure period.

          12.3          Termination of Commitments.

          If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Bank any unused portion of the credit hereunder shall terminate and the Banks shall be relieved of all obligations to make Loans to the Borrower. If any other Event of Default shall have occurred, the Agent, upon the election of the Requisite Banks, shall by notice to the Borrower terminate the obligation to make Loans to the Borrower. No termination under this §12.3 shall relieve the Borrower of its obligations to the Banks arising under this Agreement or the other Loan Documents.

          12.4          Remedies.

          In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Banks shall, with the consent and at the direction of the Requisite Banks but not otherwise, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorneys' fees.

          12.5          Distribution of Collateral Proceeds.

          In the event that, following the occurrence or during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

                    (a)          First, to the payment of, or (as the case may be) the reimbursement of, the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent to protect or preserve the collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

                    (b)          Second, to all other Obligations in such order or preference as the Requisite Banks shall determine; provided, however, that (i) distributions in respect of such Obligations shall be made pari passu among Obligations with respect to the Agent's fee payable pursuant to §4.3 and all other Obligations, (ii) in the event that any Bank shall have wrongfully failed or refused to make an advance under §2.6 and such failure or refusal shall be continuing, advances made by other Banks during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), (iii) payment of Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata, and (iv) amounts received or realized from the Borrower shall be applied against the Obligations of the Borrower; and provided, further that the Requisite Banks may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

                    (c)          Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

13.          SETOFF.

          Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off against the payment of Obligations of such Person and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Person to such Bank. Each of the Banks agrees with each other Bank that if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

14.          THE AGENT AND THE BANKS.

          14.1          Authorization.

          The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank or to create a fiduciary relationship. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Banks pursuant to this Agreement and the other Loan Documents.

          14.2          Employees and Agents.

          The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

          14.3          No Liability.

          Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to any of the Banks for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

          14.4          No Representations.

          The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the creditworthiness or financial condition of the Borrower or any of its Subsidiaries or the value of the Collateral or any of the assets of the Borrower or its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.

          14.5          Payments.

                    (a)          A payment by the Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees to distribute to each Bank not later than one Business Day after the Agent's receipt of good funds, determined in accordance with the Agent's customary practices, such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents; provided, however, if Agent receives a Borrower payment prior to 1:00 pm on a Business Day, Agent shall disburse Bank's pro rata share of such payment on the same Business Day as received.

                    (b)          If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                    (c)          Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks or as a result of other payments by the Delinquent Banks to the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

          14.6          Holders of Notes.

          Subject to the terms of Article 18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

          14.7          Indemnity.

          The Banks ratably hereby agree to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

          14.8          Agent as Bank.

          In its individual capacity, Agent shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

          14.9          Resignation.

          The Agent may resign at any time by giving thirty (30) days' prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Requisite Banks shall have the right to appoint as a successor Agent any Bank or any bank whose senior debt obligations are rated not less than "A" or its equivalent by Moody's Investors Service, Inc. or not less than "A" or its equivalent by Standard & Poor's Rating Group Inc. and which has a net worth of not less than $500,000,000. Unless a Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Requisite Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be any Bank or a bank whose debt obligations are rated not less than "A" or its equivalent by Moody's Investors Service, Inc. or not less than "A" or its equivalent by Standard & Poor's Rating Group Inc. and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

          14.10          Duties in the Case of Enforcement.

          In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Requisite Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Requisite Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. Notwithstanding the foregoing, Agent shall not be required to obtain the consent of the Banks to its taking any action with respect to the Loans if immediate action is required to be taken in the best interest of the Banks to preserve or protect the Collateral or the continued perfection or priority of the Agent's security title and lien on the Collateral or the continued enforceability of the Loan Documents; provided however, that Agent shall endeavor to notify the Banks of any such actions as soon as practicable.

          14.11          Removal of Agent.

          The Requisite Banks may remove the Agent from its capacity as agent in the event of the Agent's willful misconduct or gross negligence. Such removal shall be effective upon appointment and acceptance of a successor agent selected by the Requisite Banks. Any successor Agent must satisfy the conditions set forth in §14.9. Upon the acceptance of any appointment as agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the removed Agent, and the removed Agent shall be discharged from all further duties and obligations as Agent under this Agreement and the Loan Documents (subject to the Agent's right to be indemnified as provided in the Loan Documents); provided that the Agent shall remain liable to the extent provided herein or in the Loan Documents for its acts or omissions occurring prior to such removal or resignation. The Commitment Percentage of the Bank which is acting as Agent shall not be taken into account in the calculation of Requisite Banks for the purposes of removing Agent in the event of the Agent's willful misconduct or gross negligence.

          14.12          Withholding Tax.

                    (a)          If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of Agent, to deliver to Agent:

                    (i)          if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1098 W8-BEN or Form 1098 W8-ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                    (ii)          if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United

States trade or business of such Bank, two (2) properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9;

                    (iii)          such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax; and

                    (iv)          in the case of any Bank claiming exemption from U.S. Withholding Tax under Section 871(b) or 881(c) of the Code, with respect to payments of "Portfolio Interest", a Form W-8, or any subsequent versions thereof or successors thereto and if the Bank delivers a Form W-8, a certificate representing that such Bank is not a bank for purposes of Section 881(c) of the Code, is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of Borrower, and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code).

          Each such certificate and form shall be properly completed and duly executed by such Bank claiming complete exemption from a reduced rate of U.S. Withholding Tax on payments by Borrower under this Agreement and other Loan Documents. Each Bank agrees to promptly notify Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                    (b)          If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1098 W8-BEN or Form 1098 W8-ECI and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Bank, such Bank agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Bank. To the extent of such percentage amount, Agent will treat such Bank's IRS Form 1098 W8-BEN or Form 1098 W8-ECI as no longer valid.

                    (c)          If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                    (d)          If any Bank is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by §14.12(a) above are not delivered to Agent, then Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                    (e)          If the IRS or any other governmental authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this §14.12, together with all costs and expenses (including reasonable attorney's fees and legal expenses). The obligation of the Banks under this §14.13 shall survive the payment of all Obligations and the resignation or replacement of Agent.

                    (f)          The indemnity provision of §14.12(e) above may be suspended or waived by Agent with respect to any Bank at its sole election ("Non-Indemnitor Bank"). In addition to any other rights of offset contained in this Agreement or under any applicable law, or so long as a Non-Indemnitor Bank is a Bank, in the event that any amounts would otherwise be covered by an indemnity under §14.12(e) of this Agreement from a Non-Indemnitor Bank, such as U.S. Withholding Tax due and payable and any penalties or interest with respect thereto and fees and expenses of collection, then in such event, Agent shall be authorized to offset any such amounts against the amounts payable to a Non-Indemnitor Bank hereunder until otherwise indemnified amounts are fully paid. The right of offset contained herein shall be in addition to and shall not limit or otherwise waive or diminish any right or remedy that Agent may have against a Non-Indemnitor Bank under any applicable law.

15.          EXPENSES.

          The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's gross or net income, except that the Agent and the Banks shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes in connection with the Collateral Assignment and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Banks after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) all title insurance premiums, appraisal fees, engineer's fees, reasonable internal charges of the Agent (determined in good faith and in accordance with the Agent's internal policies applicable generally to its customers) for commercial finance exams and engineering and environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent actually incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, and the making of each advance hereunder, (e) all reasonable out-of-pocket expenses (including reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Bank or the Agent) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent's or any of the Bank's relationship with the Borrower, and (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or document recordings. The covenants of this §15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

16.          INDEMNIFICATION.

          The Borrower agrees to indemnify and hold harmless the Agent, the Banks and the Arranger and each director, officer, employee, agent and Person who controls the Agent or any Bank from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any leasing fees and any brokerage, finders or similar fees asserted against any Person indemnified under this §16 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by the Borrower or any of its Subsidiaries, (b) any condition of the Collateral, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Borrower or any of its Subsidiaries comprised in the Collateral, (e) the Borrower entering into or performing this Agreement or any of the other Loan Documents, or (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel actually incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person's own gross negligence or willful misconduct. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Banks hereunder.

17.          SURVIVAL OF COVENANTS, ETC.

          All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans. The indemnification obligations of the Borrower provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Banks hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

18.          ASSIGNMENT AND PARTICIPATION.

          18.1          Conditions to Assignment by Banks.

          Except as provided herein, each Bank may assign to any Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld (provided that such consent shall not be required for any assignment to another Bank, to a bank which is under common control with the assigning Bank or to a wholly-owned Subsidiary of such Bank provided that such assignee shall remain a wholly-owned Subsidiary of such Bank), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), a notice of such assignment in the form reasonably required by Agent, together with any Notes subject to such assignment (in the event that any of the original Notes have been lost or destroyed, a lost-note affidavit shall be delivered in place of such lost or destroyed Notes), (d) such assignee shall acquire an interest in the Loans of not less than $5,000,000, (e) the assignor shall assign its entire interest in the Loans or retain an interest in the Loans of not less than $5,000,000, and (f) the assignee and assignor shall execute and deliver to Agent an Assignment and Acceptance Agreement in the form of Exhibit E attached hereto and made a part hereof. Upon such execution, delivery, acceptance and recording, of such notice of assignment, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Banks and, to the extent provided in such assignment, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Bank as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower. Upon any such assignment, the Agent may unilaterally amend Schedule 1 to reflect any such assignment.

          18.2          Register.

          The Agent shall maintain a copy of each assignment delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.

          18.3          New Notes.

          Upon its receipt of an assignment executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such assignment and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

          18.4          Participations.

          Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, the right to approve waivers, amendments or modifications, (c) such participant shall have no direct rights against the Borrower except the rights granted to the Banks pursuant to §13, (d) such sale is effected in accordance with all applicable laws, and (e) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower. Any Bank which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

          18.5          Pledge by Bank.

          Any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or, with Agent's prior written approval, to another Person. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

          18.6          No Assignment by Borrower.

          The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

          18.7          Cooperation; Disclosure.

          At no cost or expense to Borrower, Borrower agrees to promptly cooperate with any Bank in connection with any proposed assignment or participation of all or any portion of its Commitment. Borrower agrees that, in addition to disclosures made in accordance with standard lending practices, any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Notwithstanding anything herein to the contrary, Agent and each Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or any Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

          18.8          Amendments to Loan Documents.

          Upon any such assignment or participation, the Borrower shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

          18.9          Co-Agents.

          The Arranger shall not have any additional rights or obligations under the Loan Documents, except for those rights and obligations, if any, as a Bank.

19.          NOTICES.

          Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as "Notice"), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

          If to Agent or any Bank, at the address set forth on the signature page for Agent or such Bank, with a copy to Agent's Special Counsel:

          Morris, Manning & Martin, LLP
          3343 Peachtree Road, NE
          Suite 1600
          Atlanta, Georgia 30326-1044
          Attention: Julian D. Nealy
          Facsimile: (404) 365-9532

          If to the Borrower:

          c/o One Capital Advisors, LLC
          Suite 100, 1430 Lelia Drive
          Jackson, Mississippi 39216
          Attn: Bobby D. Ray, Chief Financial Officer
          Facsimile: (601) 321-1891

          With a copy to:

          Womble Carlyle Sandridge & Rice
          One Atlantic Center
          1201 W. Peachtree Street
          Suite 3500
          Atlanta, Georgia 30309
          Attn: Robert F. Cook, Esq.
          Facsimile: (404) 870-4845

to each other Bank a party hereto at the address for such party set forth on the signature page for such Bank, and to each other Bank which may hereafter become a party to this Agreement at such address as may be designated by such Bank. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Bank or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

20.          RELATIONSHIP.

          Neither the Agent nor any Bank has any fiduciary relationship with or fiduciary duty to the Borrower or it Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Bank and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

21.          GOVERNING LAW: CONSENT TO JURISDICTION AND SERVICE.

          THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF GEORGIA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

22.          HEADINGS.

          The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

23.          COUNTERPARTS.

          This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

24.          ENTIRE AGREEMENT, ETC.

          The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

25.          WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

          EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH ITS LEGAL COUNSEL AND THAT BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

26.          DEALINGS WITH THE BORROWER.

          The Banks and their Affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with the Borrower and its Subsidiaries or any of their Affiliates regardless of the capacity of the Bank hereunder.

27.          CONSENTS, AMENDMENTS, WAIVERS, ETC.

                    (a)          Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks; provided, however, that the consent of the Requisite Banks shall be required to modify or amend or waive the performance or observance by the Borrower of any of the provisions of §§8.1, 8.3 or Article 9. Notwithstanding the foregoing, none of the following may occur without the written consent of each Bank: a decrease in the rate of interest on the Notes; a change in the term of the Notes; an increase in the amount of the Commitments of the Banks except pursuant to §18.1; a change in the manner of determining the Borrowing Base; a change in the definition of Qualifying Mortgage Loans or the manner of determining same; a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon; the postponement of any date fixed for any payment of principal of or interest on the Loans; a decrease of the amount of any fee (other than late fees) payable to a Bank hereunder; the release of the Borrower or any Collateral except as otherwise provided herein; a change in the manner of distribution of any payments to the Banks or the Agent; an amendment of the definition of Majority Banks or Requisite Banks or of any requirement for consent by all of the Banks; a Change in Control; an increase in the Total Commitment; or an amendment of this §27. The amount of the Agent's fee payable for the Agent's account and the provisions of §14 may not be amended without the written consent of the Agent. The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as may be reasonably requested by KeyBank or Agent in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

                    (b)          If written consent is required for some action under this §27 or otherwise under this Agreement, each Bank agrees to give Agent or the other Banks, within fifteen (15) Business Days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of its approval or disapproval (collectively "Directions") in respect of any action requested or proposed in writing pursuant to the terms hereof. Each Bank shall be entitled to assume that any officer of the other Banks delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless such Bank has otherwise been notified.

                    (c)          If written consent is required for the requested action, any Bank that fails to respond to a request for Directions within the required time period shall be deemed to be a "Non-Consenting Bank". Within thirty (30) days after the date for delivery of the consent to the

Direction, Agent, by written notice to the Non-Consenting Bank, shall have the right to elect to purchase such Non-Consenting Bank's Commitment. The purchase price for such Commitment shall be an amount equal to any and all amounts outstanding and owned by the Borrower to such Non-Consenting Bank including principal, accrued interest and any fees. Upon payment of the purchase price, the Non-Consenting Bank's interest in the Obligations and under this Agreement shall terminate and the Non-Consenting Bank shall deliver to Agent such documents as are reasonably necessary to effect the transfer of its Commitment to Agent.

28.          SEVERABILITY.

          The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

29.          TIME OF THE ESSENCE.

          Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

30.          NO UNWRITTEN AGREEMENTS.

          THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

31.          REPLACEMENT OF NOTES.

          Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

32.          RIGHTS OF THIRD PARTIES.

          This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Borrower, the Banks and Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of Agent and the Banks under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of Agent and the Banks and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Agent and the Banks will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent and the Banks at any time if in their sole discretion they deem it desirable to do so.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

BORROWER:

FOUNDATION CAPITAL RESOURCES, INC., a Georgia corporation

By:	/s/ A. J. Braswell
	Name:	A. J. Braswell
	Title:	President and CEO
[CORPORATE SEAL]

KEYBANK NATIONAL ASSOCIATION, as a Bank and as Agent

By:	/s/ Jay Johns
Name:	Jay Johns
Title:	Vice President

KeyBank National Association
400 Perimeter Center
Suite 900
Atlanta, Georgia 30345
Attn: Jay Johns
Facsimile: (770) 804-6443

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

WELLS FARGO FOOTHILL, INC., as a Bank and as Syndication Agent

By:	/s/ Russell Boucher
Name:	Russell Boucher
Title:	Vice President

Wells Fargo Foothill, Inc.
13727 Noel Road
Suite 1020
Dallas, Texas 75240
Attn: Scott Branch
Facsimile: (972) 387-5775

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

HARRIS TRUST AND SAVINGS BANK, as a Bank

By:	/s/ Timothy E. Broccolo
Name:	Timothy E. Broccolo
Title:	Managing Director

Harris Trust and Savings Bank
111 W. Monroe
P.O. Box 755, Floor 5 East
Chicago, IL 60690
Attn:	Timothy E. Broccolo
Facsimile:	(312) 765-8353

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

BANK MIDWEST, N.A., as a Bank

By:	/s/ Paul P. Holewinski
Name:	Paul P. Holewinski
Title:	Executive Vice-President

Bank Midwest, N.A.
1100 Main Street Ste. 350
Kansas City, MO 64105
Attn:	Brian Bower
Facsimile:	(816) 472-6123

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

EXHIBIT A

FORM OF NOTE

$_________________	_______________, 200__

          FOR VALUE RECEIVED, the undersigned FOUNDATION CAPITAL RESOURCES, INC., a Georgia corporation, hereby promises to pay to __________________________ or order, in accordance with the terms of that certain Revolving Credit Agreement dated as of ___________, 2004 (the "Credit Agreement"), as from time to time in effect, among the undersigned, One Capital Advisors, LLC, KeyBank National Association ("KeyBank"), for itself and as Agent, and such other Banks as may be from time to time named therein, to the extent not sooner paid, on or before the Maturity Date, the principal sum of _______________________________________ Dollars ($______________), or such amount as may be advanced by the payee hereof under the Credit Agreement with daily interest from the date hereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

          Payments hereunder shall be made to KeyBank, as Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114 or at such other address as Agent may designate from time to time.

          This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the maturity date stated above and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

          Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Borrower and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Borrower, such excess shall be refunded to the undersigned Borrower. All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Borrower (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Borrower and the Banks and the Agent.

          In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement. In addition to and not in limitation of the foregoing and the provisions of the Credit Agreement hereinabove defined, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

          This Note shall be governed by and construed in accordance with the laws of the State of Georgia (without giving effect to the conflict of laws rules of any jurisdiction).

          The undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

          IN WITNESS WHEREOF the undersigned has by its duly authorized officers, executed this Note under seal as of the day and year first above written.

FOUNDATION CAPITAL RESOURCES, INC., a Georgia corporation

By:
Name:
Title:
[CORPORATE SEAL]

EXHIBIT B

FORM OF REQUEST FOR LOAN

KeyBank National Association, as Agent
400 Perimeter Center
Suite 900
Atlanta, Georgia 30345
Attn: Jay Johns

Ladies and Gentlemen:

          Pursuant to the provisions of §2.5 of the Revolving Credit Agreement dated as of ____________, 2004, as from time to time in effect (the "Credit Agreement"), among Foundation Capital Resources, Inc. (the "Borrower"), One Capital Advisors, LLC, KeyBank National Association, for itself and as Agent, and the other Banks from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1.	Loan. The undersigned Borrower hereby requests a Loan under §2.1 of the Credit Agreement:

Principal Amount: $____________________

Type (LIBOR, Base Rate): _______________

Drawdown Date_____________, 200__

Interest Period: _________________________

by credit to the general account of the undersigned Borrower with the Agent at the Agent's Head Office.

2.	Use of Proceeds. Such Loan shall be used for the following purposes permitted by §7.10 of the Credit Agreement:

[Describe]

3.

No Default. The undersigned chief financial or chief accounting officer of the Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby.

4.

Representations True. Each of the representations and warranties made by or on behalf of the Borrower and its Subsidiaries contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date (except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default has occurred and is continuing.

5.	Other Conditions. All other conditions to the making of the Loan requested hereby set forth in §11 of the Credit Agreement have been satisfied.

6.

Drawdown Date. Except to the extent, if any, specified by notice actually received by the Agent prior to the Drawdown Date specified above, the foregoing representations and warranties shall be deemed to have been made by the Borrower on and as of such Drawdown Date.

7.	Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

          IN WITNESS WHEREOF, we have hereunto set our hands this ___ day of _____________, 200_.

FOUNDATION CAPITAL RESOURCES, INC., a Georgia corporation

By:
Name:
Title:
[CORPORATE SEAL]

EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent
400 Perimeter Center
Suite 900
Atlanta, Georgia 30345
Attn: Jay Johns

Ladies and Gentlemen:

          Reference is made to the Revolving Credit Agreement dated as of __________, 2004 (the "Credit Agreement") by and among Foundation Capital Resources, Inc. (the "Borrower"), One Capital Advisors, LLC, KeyBank National Association, for itself and as Agent, and the other Banks from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

          Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith (or have most recently furnished to you) the financial statements of the Borrower and its Subsidiaries for the fiscal period ended _____________________ (the "Balance Sheet Date"). Such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly the financial position of the Borrower and the Subsidiaries covered thereby at the date thereof and the results of their operations for the periods covered thereby, subject in the case of interim statements only to normal year-end audit adjustments.

          This certificate is submitted in compliance with requirements of §7.4(e) or §10.8 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(e), the calculations provided below are made using the financial statements of the Borrower and its Subsidiaries as of the Balance Sheet Date adjusted in the best good-faith estimate of the Borrower to give effect to the making of a Loan, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the Borrower's estimate of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial or chief accounting officer of the Borrower.

          The undersigned officers have caused the provisions of the Loan Documents to be reviewed and have no knowledge of any Default or Event of Default. [Note: If the signers do have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.]

          The Borrower is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

          IN WITNESS WHEREOF, we have hereunto set our hand this ____ day of _____________, 200_.

FOUNDATION CAPITAL RESOURCES, INC., a Georgia corporation

By:
Name:
Title:
[CORPORATE SEAL]

APPENDIX A
to
COMPLIANCE CERTIFICATE

[TO BE COMPLETED]

EXHIBIT D

FORM OF BORROWING BASE CERTIFICATE

          The undersigned, being the Chief Financial Officer of Foundation Capital Resources, Inc., a Georgia corporation (the "Borrower"), hereby certifies, pursuant to Section 7.4(e) of the Revolving Credit Agreement dated as of October ___, 2004, (as in effect on the date hereof, the "Credit Agreement") by and among Borrower, the Lenders (as defined in the Credit Agreement), and KeyBank National Association, as Agent (as defined in the Credit Agreement):

          1.          Attached hereto as Schedule 1, and incorporated herein by reference, are calculations performed by the undersigned or under the undersigned's supervision demonstrating that the Borrowers are in compliance with the Borrowing Base at and as of the end of the (month/quarter) ending _________ __, 200_. The calculations set forth on Schedule 1 are true, complete and correct.

          2.          The Borrower is in compliance with the Borrowing Base requirements under Section 9.1 at and as of the end of the (month/quarter) ending _________ __, 200_.

          3.          The information in this Borrowing Base Certificate complies with the representations and warranties in the Credit Agreement in every material respect.

          Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

                    IN WITNESS WHEREOF, the undersigned has signed this Borrowing Base Certificate as of the ________ day of ______________, 200__.

FOUNDATION CAPITAL RESOURCES, INC., a Georgia corporation

By:
Name:
Title:

SCHEDULE 1

Calculations Demonstrating Borrowers' Compliance with the Borrowing Base

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

          THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Agreement") dated _____________, _____, by and between _________________________________ ("Assignor"), and ____________________________ ("Assignee").

W I T N E S E T H:

          WHEREAS, Assignor is a party to that certain Revolving Credit Agreement, dated ______________, 2004, by and among Foundation Capital Resources, Inc., a Georgia corporation ("Borrower"), One Capital Advisors, LLC, KeyBank National Association, the other lenders from time to time a party thereto, and KeyBank National Association, as Administrative Agent (the "Loan Agreement"); and

          WHEREAS, Assignor desires to transfer to Assignee a Commitment under the Loan Agreement and its rights under the Loan Agreement with respect to the Commitment being assigned and its outstanding Loans with respect thereto;

          NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

          1.          DEFINITIONS. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

          2.          ASSIGNMENT.

(a)

Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the "Assignment Date" (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Note (the "Note") in the amount of $_______________ representing a $_______________ Commitment, and a ____________________ percent (_____%) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents (the assigned interest being hereinafter referred to as the "Assigned Interest"), including Assignor's share of all outstanding Loans with respect to the Assigned Interest and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interest, all from and after the Assignment Date, all as if Assignee were an original Bank under and signatory to the Loan Agreement having a Commitment equal to the amount of the Assigned Interest.

(b)

Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interest from and after the Assignment Date as if Assignee were an original Bank under and signatory to the Loan Agreement and the "Intercreditor Agreement" (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to make Loans to Borrower with respect to the Assigned Interest and to indemnify Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the "Assigned Obligations"). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interest.

          3.          REPRESENTATIONS AND REQUESTS OF ASSIGNOR.

(a)

Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby and other assignments to be made contemporaneously herewith the principal face amount of Assignor's Note is $____________ and the aggregate outstanding principal balance of the Loans made by it equals $____________, and (iii) that it has forwarded to Agent the Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of Borrower or the continued existence, sufficiency or value of the Collateral or any assets of Borrower which may be realized upon for the repayment of the Loans, or the performance or observance by Borrower of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)	Assignor requests that Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

          4.          REPRESENTATIONS OF ASSIGNEE. Assignee makes and confirms to Agent, Assignor and the other Banks all of the representations, warranties and covenants of a Bank under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement;

(b) confirms that it has received a copy of the Loan Documents together with copies of the most recent financial statements delivered pursuant to the Loan Agreement and copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Bank or Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of Borrower and the value of the assets of Borrower, and taking or not taking action under the Loan Documents and any intercreditor agreement among the Banks and Agent (the "Intercreditor Agreement"); (d) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Bank; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, Borrower, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption from deduction or withholding of any United States federal income taxes, and (i) it has a net worth or unfunded capital commitment as of the date hereof of not less than $500,000,000.00 unless waived in writing by Agent.

          5.          PAYMENTS TO ASSIGNOR. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interest. Any unpaid interest that has accrued to the date of this Assignment shall be payable to Assignor.

          6.          PAYMENTS BY ASSIGNOR. Assignor agrees to pay Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.

          7.          EFFECTIVENESS.

(a)

The effective date for this Agreement shall be _______________ (the "Assignment Date"). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to Agent for acceptance and recording in the Register by Agent.

(b)

Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Bank thereunder, and (ii) Assignor shall, with respect to the Assigned Interest, relinquish its rights and be released from its obligations under the Loan Agreement and the Intercreditor Agreement.

(c)

Upon such acceptance and recording and from and after the Assignment Date, Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)

All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

          8.          NOTICES. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile

Domestic Lending Office:	Same as above

LIBOR Lending Office:	Same as above

          9.          PAYMENT INSTRUCTIONS. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the following instructions:

          10.          GOVERNING LAW. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA (WITHOUT REFERENCE TO CONFLICT OF LAWS).

          11.          COUNTERPARTS. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

          12.          AMENDMENTS. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

          13.          SUCCESSORS. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement and the Intercreditor Agreement.

[signatures on following page]

          IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

SCHEDULE 1

BANKS AND COMMITMENTS

	Commitment	Commitment Percentage

KeyBank National Association 400 Perimeter Center Suite 900 Atlanta, Georgia 30345 Attn: Jay Johns	$45,000,000.00	36%

Wells Fargo Foothill, Inc. 13727 Noel Road Suite 1020 Dallas, Texas 75240 Attn: Scott Branch	$35,000,000.00	28%

Harris Trust and Savings Bank 111 W. Monroe Street P.O. Box 755, Floor 5 East Chicago, IL 60690 Attn: Timothy E. Broccolo Facsimile: (312) 765-8353	$25,000,000.00	20%

Bank Midwest, N.A. 1100 Main Street, Ste. 350 Kansas City, MO 64105 Attn: Brian Bower Facsimile: (816) 472-6123	$20,000,000.00	16%
	__________________	__________________
TOTAL:	$125,000,000	100%

1

Schedule 1.1

EXCLUDED MORTGAGE LOANS

1

Schedule 1.2

INITIAL MORTGAGE LOANS

1

Schedule 1.3

OREO AND NON-PERFORMING MORTGAGE LOANS

1

SCHEDULE 6.7

LITIGATION

NONE

1

SCHEDULE 6.14

AFFILIATE TRANSACTIONS

NONE

1

SCHEDULE 6.17

SUBSIDIARIES OF THE BORROWER

NONE.